Exhibit 2.3

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HCBF HOLDING COMPANY, INC.,

OGS INVESTMENTS, INC.

AND

FLORIDA CITIZENS BANK

Dated as of July 14, 2015

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS

Exhibit 1	Bank Plan of Merger
Exhibit 2	Form of Shareholder Voting Agreement
Exhibit 3	Form of Non-Competition Agreement
Exhibit 4	Form of Claims Letter

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 14, 2015, by and among HCBF HOLDING COMPANY, INC., a Florida corporation (“HCBF”), OGS INVESTMENTS, INC., a Florida corporation (“OGS”), and FLORIDA CITIZENS BANK, a Florida state-chartered commercial bank and Subsidiary of OGS (the “Bank”).

PREAMBLE

WHEREAS, the respective Boards of Directors of HCBF, OGS and the Bank are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders;

WHEREAS, this Agreement provides for the acquisition of (i) OGS by HCBF pursuant to the merger of a Florida corporation to be organized by HCBF as a wholly-owned Subsidiary of HCBF (“Merger Sub”) with and into OGS (the “Holding Company Merger”) and (ii) the Bank by Harbor Community Bank (“Harbor”), a Florida state-chartered commercial bank and Subsidiary of HCBF, pursuant to the merger of the Bank with and into Harbor (the “Bank Merger” and collectively with the Holding Company Merger, the “Mergers”);

WHEREAS, at the effective time of the Holding Company Merger, the outstanding shares of OGS Common Stock shall be converted into the right to receive cash as described in this Agreement (the “Total Consideration” to be received by OGS shareholders shall total $23,450,310, subject to adjustment pursuant to Section 9.1(e), and is defined in Section 10.1 of this Agreement);

WHEREAS, assuming that at the Effective Time, 260,559 shares of OGS Common Stock are outstanding (as there are as of the date of this Agreement), the Per Share Consideration shall equal $90.00, assuming the Total Consideration equals $23,450,310;

WHEREAS, immediately following the Effective Time, OGS will be liquidated with and into HCBF and, immediately thereafter, the Bank Merger will be consummated;

WHEREAS, the transactions described in this Agreement are subject to the approvals or nonobjection of the shareholders of OGS and the Bank, the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, the Florida Office of Financial Regulation, and the satisfaction of certain other conditions described in this Agreement;

WHERAS, it is the intention of the Parties that the Holding Company Merger, for federal income tax purposes, shall qualify as a “stock purchase” under Section 338 of the Code; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.1 of this Agreement.

1

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

1.          TRANSACTIONS AND TERMS OF MERGERS

1.1         HOLDING COMPANY MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into OGS in accordance with the provisions of, and with the effect provided in, Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA. OGS shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of OGS and HCBF. Immediately following the Effective Time, OGS shall be liquidated with and into HCBF pursuant to Section 332 of the Code.

1.2         BANK MERGER. Immediately subsequent to the consummation of the Holding Company Merger and the liquidation of OGS with and into HCBF, the Bank shall be merged with and into Harbor pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger and Merger Agreement (“Bank Plan”), attached hereto as Exhibit 1. OGS shall vote the shares of Bank Capital Stock in favor of the Bank Plan and the Bank Merger provided therein. HCBF shall vote the shares of Harbor Capital Stock in favor of the Bank Plan and the Bank Merger provided therein. Harbor shall be the Surviving Bank resulting from the Bank Merger.

1.3         TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the “Closing”) will take place at the close of business on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail, facsimile, or electronically as may be mutually agreed upon by the Parties.

1.4         EFFECTIVE TIME. The Holding Company Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts cause the Effective Time to occur no later than the date that is thirty (30) days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of OGS approve this Agreement to the extent such approval is required by applicable Law. The actual Effective Time within the thirty (30) day period shall be mutually agreed upon by HCBF and OGS, but in no event shall occur after such thirty (30) day period.

2

1.5         ARTICLES OF INCORPORATION. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed, and the Articles of Incorporation of Harbor in effect immediately prior to the effective time of the Bank Merger shall be the Articles of Incorporation of the Surviving Bank until duly amended or repealed.

1.6         BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed, and the Bylaws of Harbor in effect immediately prior to the effective time of the Bank Merger shall be the Bylaws of the Surviving Bank until duly amended or repealed.

1.7         DIRECTORS AND OFFICERS.

(a)          The directors of Merger Sub in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

(b)          The directors of Harbor in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of Harbor in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

2.          MANNER OF CONVERTING SHARES

2.1         CONVERSION OF SHARES. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Holding Company Merger and without any action on the part of HCBF, Harbor, OGS, or the Bank or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)          Each share of HCBF Capital Stock and Harbor Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be unaffected by the Mergers. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued share of common stock of the Surviving Corporation.

(b)          Each share of OGS Capital Stock, excluding shares held by any OGS Entity or any HCBF Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in Section 2.3, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive cash in the amount of the Per Share Consideration for each such share.

3

(c)          Each share of Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be extinguished from and after the consummation of the Bank Merger.

2.2         SHARES HELD BY OGS ENTITIES. Each of the shares of OGS Capital Stock held by any OGS Entity other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

2.3         DISSENTING SHAREHOLDERS. Any holder of shares of OGS Capital Stock who perfects their dissenters’ rights in accordance with and as contemplated by Sections 607.1301-1333 of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to HCBF the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of OGS fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares subject to HCBF’s consent in its sole discretion, HCBF shall issue and deliver the consideration to which such holder of shares of OGS Capital Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of OGS Capital Stock held by such holder.

2.4         EQUITY RIGHTS. Immediately prior to the Effective Time, contingent upon consummation of the transactions contemplated hereby, each outstanding Equity Right to acquire shares of OGS Capital Stock or Bank Capital Stock shall be cancelled without conversion thereof and without payment of any compensation therefor.

3.          EXCHANGE OF SHARES

3.1         EXCHANGE PROCEDURES.

(a)          HCBF shall act as the exchange agent and will mail within five (5) business days after the Effective Time (which date shall be referred to as the “Transmittal Date”) to each holder of record of a certificate or certificates (the “Certificate(s)”) which represented shares of OGS Common Stock as of the record date for the Shareholders’ Meeting (the “Record Date”) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to HCBF) containing instructions for use in effecting the surrender of the Certificates. The Certificate or Certificates so delivered shall be duly endorsed as HCBF may require. Upon surrender of a Certificate for exchange and cancellation to HCBF, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article 2 and the Certificate so surrendered shall forthwith be canceled.

4

(b)          In the event of a transfer of ownership of shares of OGS Common Stock represented by Certificates that are not registered in the transfer records of OGS, the consideration provided in Article 2 may be issued to a transferee if the Certificates representing such shares are delivered to HCBF, accompanied by all documents required to evidence such transfer and by evidence satisfactory to HCBF that any applicable stock transfer Taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of: (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed; (ii) such bond, security or indemnity as HCBF may reasonably require; and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, HCBF shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. HCBF may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of OGS Common Stock (other than shares to be canceled pursuant to Section 2.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 2.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to HCBF and shall promptly upon surrender thereof receive in exchange therefor the consideration provided pursuant to Article 2. HCBF shall not be obligated to deliver the consideration to which any former holder of OGS Common Stock is entitled as a result of the Mergers until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, HCBF shall not be liable to a holder of OGS Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption or approval of this Agreement by the shareholders of OGS shall constitute ratification of the appointment of HCBF as the exchange agent.

3.2         RIGHTS OF FORMER OGS SHAREHOLDERS. At the Closing Date, the stock transfer books of OGS shall be closed as to holders of OGS Capital Stock immediately prior to the Closing Date and no transfer of OGS Capital Stock by any such holder shall thereafter be made or recognized. Assuming the Holding Company Merger is consummated, until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate therefor representing shares of OGS Capital Stock (other than shares to be canceled or surrendered pursuant to Section 2.2 and Section 2.3 respectively) shall from and after the Closing Date represent for all purposes only the right to receive the consideration provided in Article 2 in exchange therefor.

3.3         WITHHOLDING. HCBF will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Certificates such amounts as any HCBF Entity is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Law. To the extent that such amounts are properly withheld by an HCBF Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of whom such deduction and withholding were made by HCBF.

5

4.          REPRESENTATIONS AND WARRANTIES OF OGS AND THE BANK

OGS and the Bank hereby jointly and severally represent and warrant to HCBF as follows:

4.1         ORGANIZATION, STANDING, AND POWER.

(a)          OGS is a corporation duly organized, validly existing, and its status is active under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. OGS is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect. The minute books and other organizational documents and corporate records (including OGS’s Articles of Incorporation and Bylaws) for OGS have been made available to HCBF for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

(b)          The Bank is a Florida state-chartered commercial bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The Bank is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect. The minute books and other organizational documents and corporate records (including the Bank’s Articles of Incorporation and Bylaws) for the Bank have been made available to HCBF for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors (including committees) and shareholders thereof.

4.2         AUTHORITY OF OGS AND THE BANK; NO BREACH BY AGREEMENT.

(a)          Each of OGS and the Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of OGS and the Bank, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of each class of OGS Capital Stock and a majority of the outstanding shares of Bank Common Stock, which are the only shareholder votes required for approval of this Agreement and consummation of the Mergers by OGS and the Bank, and subject to receipt of the requisite Consents referred to in Section 8.1(b) and Section 8.1(c).

6

Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of OGS and the Bank, enforceable against OGS and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by OGS and the Bank, nor the consummation by OGS and the Bank of the transactions contemplated hereby, nor compliance by OGS and the Bank with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of OGS’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation of any OGS Subsidiary or any resolution adopted by the board of directors or the shareholders of any OGS Entity; (ii) except as disclosed in Section 4.2(b) of the OGS Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any OGS Entity under, any Contract or Permit of any OGS Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder; or (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any OGS Entity or their respective Material Assets (including any HCBF Entity or any OGS Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any HCBF Entity or any OGS Entity being reassessed or revalued by any taxing authority).

(c)          Other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by OGS or the Bank of the Mergers and the other transactions contemplated in this Agreement.

4.3         CAPITAL STOCK.

(a)          The authorized capital stock of OGS consists of: (i) 5,000,000 shares of OGS Common Stock, of which 260,559 shares are issued and outstanding; and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of OGS Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of OGS Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of OGS.

(b)          The authorized capital stock of the Bank consists of: (i) 1,000,000 shares of Bank Common Stock, of which 920,000 shares are issued and outstanding; and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of Bank Capital Stock are duly and validly issued and outstanding. None of the outstanding shares of Bank Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of the Bank.

7

(c)          Except as set forth in Sections 4.3(a) and 4.3(b), or as disclosed in Section 4.3 of the OGS Disclosure Memorandum, there are no shares of OGS Capital Stock, Bank Capital Stock, or other equity securities of OGS or the Bank outstanding and no outstanding Equity Rights relating to OGS Capital Stock or Bank Capital Stock.

4.4         INVESTMENTS; SUBSIDIARIES.

(a)          OGS and the Bank have disclosed in Section 4.4(a) of the OGS Disclosure Memorandum all of the OGS Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the OGS Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). OGS or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each OGS Subsidiary. Neither OGS nor the Bank has any Subsidiary, other than the Bank being a Subsidiary of OGS.

(b)          No capital stock (or other equity interest) of OGS or the Bank is or may become required to be issued (other than to another OGS Entity) by reason of any Equity Rights, and there are no Contracts by which any OGS Subsidiary is bound to issue (other than to another OGS Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any OGS Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any OGS Subsidiary (other than to another OGS Entity).

(c)          There are no Contracts relating to the rights of any OGS Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of OGS or the Bank.

(d)          All of the shares of capital stock (or other equity interests) of each OGS Subsidiary held by a OGS Entity are fully paid and (except pursuant to 12 U.S.C. § 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the OGS Entity free and clear of any Lien.

(e)          Except as disclosed in Section 4.4(e) of the OGS Disclosure Memorandum, each OGS Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each OGS Subsidiary is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect. The Bank is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act of 1950, as amended, and

8

applicable regulations thereunder, and the Deposits in which are insured by the Deposit Insurance Fund up to applicable limits, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(f)          The minute books, and other organizational and corporate documents for each OGS Subsidiary have been made available to HCBF for its review, and, except as disclosed in Section 4.4(f) of the OGS Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

4.5         FINANCIAL STATEMENTS.

(a)          Each of the OGS Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presents in all Material respects the consolidated financial position of OGS and the Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

(b)          The records, systems, controls, data and information of OGS are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of OGS or its accountants (including all means of access thereto and therefrom).

(c)          Since the inception of OGS: (i) no OGS Entity nor, to the Knowledge of OGS, any director, officer, employee, auditor, accountant or Representative of any OGS Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OGS or its internal accounting controls, including any complaint, allegation, assertion or claim that OGS has engaged in questionable accounting or auditing practices, and (ii) no attorney representing OGS, or other Person, whether or not employed by OGS, has reported evidence of a violation of Law or breach of fiduciary duty by OGS or any of its officers, directors, employees or agents to the Board of Directors or senior management of OGS or any committee thereof or to any director or officer of OGS.

4.6         ABSENCE OF UNDISCLOSED LIABILITIES. No OGS Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of OGS as of December 31, 2014, included in the OGS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section 4.6 of the OGS Disclosure Memorandum, no OGS Entity has incurred or paid any Liability since December 31, 2014, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

9

4.7         ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)          Since December 31, 2014, except as disclosed in the OGS Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7(a) of the OGS Disclosure Memorandum: (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect; and (ii) the OGS Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of OGS provided in Article 6.

(b)          Since December 31, 2014, through and including the date of this Agreement, except as set forth in Section 4.7(b) of the OGS Disclosure Memorandum and in each case subject to any required approval by the applicable Regulatory Authorities, no OGS Entity has: (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable Law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014 (which amounts have been previously made available to HCBF), granted any severance or termination pay, entered into any Contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any right to acquire any shares of OGS Capital Stock other than grants to employees reflected in the OGS Disclosure Memorandum; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any Material election for federal or state income tax purposes; (v) made any Material change in the credit policies or procedures of OGS or the Bank, the effect of which was or is to make any such policy or procedure less restrictive in any Material respect; (vi) made any Material acquisition or disposition of any Assets or properties, or any Contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any of its accounting methods, principles or practices affecting its Assets, Liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.8         TAX MATTERS.

(a)          Filing of Tax Returns. Each OGS Entity has timely filed with the appropriate taxing authorities all Returns (including, without limitation, information returns and other Material information) in respect of Taxes that it is required to file through the date hereof. All such Returns are, and the information contained therein is, complete and accurate in all Material respects. Except as specified in Section 4.8(a) of the OGS Disclosure Memorandum, no OGS Entity has requested any extension of time within which to file Returns (including, without limitation, information returns) in respect of any Taxes. OGS and the Bank have made available to HCBF copies of the federal, state, foreign and local income Tax returns of each OGS Entity.

10

Except as set forth in Section 4.8(a) of the OGS Disclosure Memorandum, no OGS Entity has derived income from or operated a trade or business in any foreign country, state or locality.

(b)          Payment of Taxes. All Taxes in respect of periods beginning before the date hereof: (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP, as set forth in Section 4.8(b) of the OGS Disclosure Memorandum; or (iii) are being contested in good faith by a OGS Entity pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 4.8(b) of the OGS Disclosure Memorandum. No OGS Entity has any Material Liability for Taxes in excess of the amounts so paid or reserves so established. Each OGS Entity has, within the time and manner prescribed by applicable Law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income a OGS Entity receives after the Closing, or (iii) as set forth in Section 4.8(b) of the OGS Disclosure Memorandum, no acts, events or omissions have occurred on or before the Closing Date that would result in Material Taxes for which any OGS Entity is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

(c)          Audit History. There are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 4.8(c) of the OGS Disclosure Memorandum, there are no pending or, to OGS’s Knowledge or to the Bank’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes. Audits of federal, state, foreign and local Returns for Taxes of any OGS Entity by the relevant taxing authorities have been completed for each period set forth in Section 4.8(c) of the OGS Disclosure Memorandum. Except as set forth in Section 4.8(c) of the OGS Disclosure Memorandum, no extension of a statute of limitations relating to Taxes is in effect with respect to any OGS Entity.

(d)          Tax Elections.

(i)          All Material elections with respect to Taxes affecting any OGS Entity that are effective as of the date hereof are set forth in Section 4.8(d) of the OGS Disclosure Memorandum.

(ii)         No OGS Entity: (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any Asset of any OGS Entity as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns Tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iv) owns Tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

11

(e)          Asset Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of any OGS Entity.

(f)          Tax Rulings/Binding Agreement. No OGS Entity has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would affect the amount of Taxes after the Closing Date. No request for such ruling is outstanding.

(g)          Power of Attorney. Except as set forth in Section 4.8(g) of the OGS Disclosure Memorandum, there is no power of attorney currently in force granted by any OGS Entity relating to Taxes.

(h)          Prior Affiliated Groups. Section 4.8(h) of the OGS Disclosure Memorandum lists all combined consolidated or unitary groups of which each OGS Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign Tax purposes.

(i)          Tax-Sharing Agreements. Except as set forth in Section 4.8(i) of the OGS Disclosure Memorandum, no OGS Entity is a party to a Tax-sharing agreement, Tax indemnity agreement, or any similar arrangement.

(j)          Existing Partnerships and Single Member LLCs. Except as set forth in Section 4.8(j) of the OGS Disclosure Memorandum, no OGS Entity: (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes; (ii) owns a single member limited liability company which is treated as a disregarded entity; or (iii) owns a qualified Subchapter S Subsidiary which is treated as a disregarded entity under the Code.

(k)          Parachute Payments. Except as set forth in Section 4.8(k) of the OGS Disclosure Memorandum, no OGS Entity has made or become obligated to make, or will, as a result of any event connected with the Holding Company Merger or any other transaction contemplated herein, make or become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(l)          Balance of Intercompany Items. Except as set forth in Section 4.8(l) of the OGS Disclosure Memorandum, all items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. Sections 1.1502-13.

(m)          Debt or Stock of Acquiring Group. No OGS Entity owns any debt obligation of an HCBF Entity or any HCBF Capital Stock.

(n)          Compliance with Section 6038A. Each OGS Entity has complied with all reporting and record-keeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

(o)          FIRPTA. No OGS Entity is a “foreign person” as defined in Section 1445(f)(3) of the Code.

12

(p)          Permanent Establishment. No OGS Entity has, or has had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and any such foreign country.

(q)          Security for Tax-Exempt Obligations. None of the Assets of any OGS Entity directly or indirectly secures any debt, the interest on which is Tax-exempt under Section 103(a) of the Code.

(r)          U.S. Real Property Holding Corporation. No OGS Entity is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)          Tax Basis and Tax Attributes. Section 4.8(s) of the OGS Disclosure Memorandum sets forth as of the date hereof: (i) the basis of each OGS Entity in its Assets; (ii) the current and accumulated earnings and profits of each OGS Entity; and (iii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign Tax, or excess charitable contribution allocable to each OGS Entity.

(t)          Unpaid Tax. The unpaid Taxes of each OGS Entity do not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent OGS Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of OGS.

(u)          Tax Ownership. Each Asset with respect to which each OGS Entity claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such OGS Entity.

(v)         Timing Differences. No item of income or gain reported by any OGS Entity for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period.

(w)          Section 197 Elections. No OGS Entity has made or is bound by any election under Section 197 of the Code.

(x)          Withholding. Each OGS Entity has withheld and paid each Material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and Materially complied with all information reporting and backup withholding provisions of applicable Law.

(y)          Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where OGS Entities do not file Tax Returns that the OGS Entities are or may be subject to Tax in that jurisdiction.

(z)          Reportable Transactions. No OGS Entity has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

13

(aa)         Ownership Changes. Without regard to this Agreement, neither OGS nor its Subsidiary, other than as listed in Section 4.8(aa) of the OGS Disclosure Memorandum, has undergone an “ownership change” within the meaning of Section 382 of the Code.

4.9       ALLOWANCE FOR POSSIBLE LOAN LOSSES. Management of OGS has reasonably and in good faith concluded that the allowances for possible loan and lease credit losses (collectively, the “Allowance”) shown on the OGS Financial Statements as of the date hereof and immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the OGS Entities and other extensions of credit (including letters of credit) by the OGS Entities as of the dates thereof, and neither OGS nor the Bank has been advised by any Regulatory Authority that the Allowance or methodology for determining such Allowance is inadequate.

4.10       ASSETS.

(a)          Except as disclosed in Section 4.10(a) of the OGS Disclosure Memorandum or as disclosed or reserved against in the OGS Financial Statements delivered prior to the date of this Agreement, each OGS Entity has good, marketable, and insurable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of each OGS Entity are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such OGS Entity’s past practices.

(b)          All Assets which are Material to the business of either OGS or the Bank, held under leases or subleases by any OGS Entity, are held under valid Contracts enforceable by a OGS Entity and to the Knowledge of OGS or to the Knowledge of the Bank as to the counterparty to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), there are no Defaults under such Contract and no event(s) has occurred, which with the giving of notice or passage of time would cause such a Default to occur, and each such Contract is in full force and effect.

(c)          Each OGS Entity currently maintains the insurance coverage set forth in Section 4.10(c) of the OGS Disclosure Memorandum. None of the OGS Entities has received notice from any insurance carrier that: (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be Materially increased. There are presently no claims for amounts exceeding in any individual case $50,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any OGS Entity under such policies.

(d)          The Assets of each OGS Entity include all Assets required to operate the business of the OGS Entities as presently conducted.

14

(e)          Except as disclosed and described in detail in Section 4.10(e) of the OGS Disclosure Memorandum, neither OGS nor any OGS Subsidiary holds any Deposits or has made any loans to any individuals or related group of individuals which (i) in the case of Deposits, individually or in the aggregate exceed $500,000 or (ii) in the case of loans, individually or in the aggregate exceed $500,000.

(f)          Section 4.10(f) of the OGS Disclosure Memorandum contains a true and complete list and a brief description of all real property (other than properties in the OREO Portfolio) owned by any OGS Entity (including the improvements thereon, the “Owned Real Property”) and a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by an OGS Entity (including the improvements thereon, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). The business conducted by the OGS Entities does not require any real property other than the Real Property.

(g)          An OGS Entity has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, in each case free and clear of all Liens. An OGS Entity has exclusive possession and the right of use of each of the Real Properties. The Real Property is structurally sound and in good operating condition, maintenance and repair. With respect to each Leased Real Property: (i) the entirety of such Leased Real Property is leased by the Bank pursuant to the applicable leases described in Section 4.10(f) of the OGS Disclosure Memorandum, which each such lease (x) is in full force and effect, and has not been amended or modified and (y) constitutes the entire agreement with respect to the leasing by the Bank of the Leased Real Property; (ii) a copy of the lease (together with any amendments, extensions, renewals, guaranties and other agreements with respect thereto) heretofore delivered by OGS to HCBF is a true and complete copy of the original thereof; (iii) all rent due and payable (as of the date hereof) under such lease has been paid; (iv) the Leased Real Property has been maintained in accordance with such lease; and (v) no OGS Entity is in Default under the lease, nor is the landlord in Default under the lease.

(h)          There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any Owned Real Property or any Leased Real Property, including OGS’s and the Bank’s banking facilities and all other real estate or foreclosed properties and any improvements thereon, except as set forth in Section 4.10(h) of the OGS Disclosure Memorandum. Each lease for the Leased Real Property that requires the consent of the lessor or its agent resulting from the Mergers by virtue of the terms of such lease is listed in Section 4.10(h) of the OGS Disclosure Memorandum identifying the section of the lease that contains such prohibition or restriction.

(i)          Except as set forth in Section 4.10(i) of the OGS Disclosure Memorandum, there are no outstanding contracts for sale, options or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

(j)          There are no parties (other than any OGS Entities) in possession of any Real Property, other than tenants under any leases disclosed in Section 4.10(j) of the OGS Disclosure Memorandum, who are in possession of space to which they are entitled.

15

(k)          Each Real Property owned or leased by any OGS Entities and which is used in the ordinary course of OGS’s or the Bank’s banking business is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such property.

(l)          Except as set forth in the Section 4.10(l) of the OGS Disclosure Memorandum, each Real Property owned or leased by any OGS Entity and which is used in the ordinary course of OGS’s or the Bank’s banking business has direct vehicular access to a public road, or has access to a public road via permanent, irrevocable, appurtenant easements benefiting the parcel of Real Property.

4.11       INTELLECTUAL PROPERTY. Each OGS Entity owns or has a license to use all of the Intellectual Property used by such OGS Entity in the course of its business. Each OGS Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such OGS Entity in connection with such OGS Entity’s business operations, and such OGS Entity has the right to convey by sale or license any Intellectual Property so conveyed. No OGS Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of OGS threatened, which challenge the rights of any OGS Entity with respect to Intellectual Property used, sold or licensed by such OGS Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of any OGS Entity does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 4.11 of the OGS Disclosure Memorandum, no OGS Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the OGS Disclosure Memorandum, every officer, director, or employee of any OGS Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a OGS Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of any OGS Entity, and to the Knowledge of OGS or to the Knowledge of the Bank, no such officer, director or employee is party to any Contract with any Person other than any OGS Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than OGS or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than any OGS Entity. Except as disclosed in Section 4.11 of the OGS Disclosure Memorandum, no officer, director or, to the Knowledge of OGS or to the Knowledge of the Bank, any employee of any OGS Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any OGS Entity.

4.12       ENVIRONMENTAL MATTERS.

(a)          To the Knowledge of OGS or the Bank, each OGS Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, are and have been, at all times, in compliance in all Material respects with all Environmental Laws.

16

(b)          To the Knowledge of OGS or the Bank, each OGS Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used, or handled any Hazardous Material or disposed of, or arranged for the disposal of, any Hazardous Material.

(c)          There has not occurred, nor is there presently occurring, nor to the Knowledge of OGS or the Bank is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any OGS Entity’s Operating Properties or Participation Facilities, or to the Knowledge of OGS or the Bank, any property located adjacent to, or otherwise in close physical proximity to, any respective current or former properties of any OGS Entity, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by (or potentially affected or adversely affected by), the acts or omissions of a OGS Entity or any of its Participation Facilities or its Operating Properties, including, but not limited to: (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws; or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.

(d)          To the Knowledge of OGS or the Bank, each OGS Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, disposed of or arranged for the disposal of Hazardous Material at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Material; or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified any OGS Entity or any of its Participation Facilities or Operating Properties that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.

(e)          To the Knowledge of OGS or the Bank, there is no Litigation pending or threatened to occur, nor is there a basis for any Litigation to occur, before any court, governmental agency or authority, or any other forum, in which any OGS Entity or any of its Operating Properties or Participation Facilities (or any OGS Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Litigation, may be named as a defendant or respondent: (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws; or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any OGS Entity or any of its Operating Properties or Participation Facilities.

17

(f)          To the Knowledge of OGS or the Bank, there are no non-compliance orders, final orders, warning letters, or notices of violation (collectively, “Notices”) pending or, to the Knowledge of OGS or the Bank, threatened, nor is there a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which any OGS Entity or any of its Operating Properties or Participation Facilities (or any OGS Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Notices, may be named as a defendant or respondent: (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws; or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any OGS Entity or any of its Operating Properties or Participation Facilities.

(g)          To the Knowledge of OGS or the Bank, during the period of: (i) any OGS Entity’s ownership or operation of any of its respective current or former properties; (ii) any OGS Entity’s participation in the management of any Participation Facility; or (iii) any OGS Entity’s holding of a security interest in an Operating Property, there have been no emissions, releases, discharges, spills, or disposals, or threatened emissions, releases, discharges, spills, or disposals, of Hazardous Material at, in, on, upon, into, beneath, about, adjacent to, or affecting (or potentially affecting) such properties.

4.13         QUESTIONABLE PAYMENTS. No OGS Entity has, nor to OGS’s or the Bank’s Knowledge has any Affiliate thereof, in each case with respect to the business of OGS or the Bank: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other Material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

4.14         ANTI-MONEY LAUNDERING LAWS. Neither OGS nor the Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any OGS Entity: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”); (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any Material respect of the U.S. Anti-Money Laundering Laws. The Board of Directors of each OGS Entity that qualifies as a “financial institution” has adopted, and each OGS Entity that qualifies as a “financial institution” has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all Material respects with the U.S.

18

Anti-Money Laundering Laws and has kept and filed all Material reports and other necessary Material documents as required.

4.15       OFAC. Neither OGS nor the Bank is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. OGS and the Bank have implemented an OFAC compliance program that adequately covers in all Material respects all elements of OFAC compliance, and to the Knowledge of OGS and to the Knowledge of the Bank, no OGS Entity is engaging nor has any OGS Entity engaged in any dealings or transactions with, and no OGS Entity has been otherwise associated with, such Persons or entities.

4.16       COMPLIANCE WITH LAWS.

(a)          OGS is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Each OGS Entity has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect. Except as disclosed in Section 4.16(a) of the OGS Disclosure Memorandum, none of the OGS Entities: (i) is in Default under or in violation of any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or (iii) since inception, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any OGS Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect, or (C) requiring any OGS Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, nor has any OGS Entity been advised since its inception by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such action.

(b)          Copies of all Material reports (excluding supervisory examination reports), correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority with respect to any OGS Entity have been made available to HCBF.

19

(c)          Except as set forth in the Section 4.16(c) of the OGS Disclosure Memorandum, the Bank is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (“CRA”) is “satisfactory.”

(d)          The Bank is a member in good standing of the Federal Home Loan Bank and owns the requisite amount of stock therein.

(e)          To the Knowledge of OGS and the Bank, the business and operations of OGS and the Bank have been conducted in compliance with all applicable Law regulating the business of consumer lending, including state usury Laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign Laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, a OGS Material Adverse Effect. In addition, there is no pending or, to the Knowledge of OGS or the Bank, threatened charge by Regulatory Authorities that any OGS Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, a OGS Material Adverse Effect.

(f)          The Bank’s Deposit Accounts are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”), and all premiums and assessments required to be paid in connection therewith have been paid when due.

(g)          Neither OGS nor the Bank has Knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the CRA or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any Material respect, of the U.S. Anti-Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any Material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations as well as the provisions of all information security programs adopted by any OGS Entity.

(h)          Except as would not reasonably be expected to have, individually or in the aggregate, a OGS Material Adverse Effect, each OGS Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common Law. Neither any OGS Entity nor any director, officer or employee of any OGS Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a OGS Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a OGS Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the Assets of such fiduciary account.

20

4.17       LABOR RELATIONS. The relations of each OGS Entity with their respective employees are satisfactory. No OGS Entity is the subject of any Litigation asserting that it or any other OGS Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935, as amended, or comparable state Law) or seeking to compel it or any other OGS Entity to bargain with any labor organization as to wages or conditions of employment, nor is any OGS Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any OGS Entity, pending or, to the Knowledge of OGS or the Bank, threatened, or to the Knowledge of OGS or to the Knowledge of the Bank is there any activity involving any OGS Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.18       EMPLOYEE BENEFIT PLANS.

(a)          OGS and the Bank have listed in Section 4.18(a) of the OGS Disclosure Memorandum, and, in addition thereto, have delivered or made available to HCBF prior to the execution of this Agreement copies (and will continue to make same available to HCBF after execution and prior to Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all payroll practices, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA (generally referred to as “Benefit Plans”), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by OGS or any ERISA Affiliate (as defined below) or terminated within the last three years, for the benefit of OGS’s or any ERISA Affiliate’s employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively “Participants”) under which such Participants are eligible to participate or receive benefits (collectively, the “OGS Benefit Plans”). The OGS Benefit Plans documents delivered or made available to HCBF by OGS include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with a OGS Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any OGS Benefit Plan, all rulings, determination letters, no-action letters or advisory opinions from the Internal Revenue Service (“IRS”), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Regulatory Authority that pertain to each Benefit Plan and any open requests therefor, all corporate resolutions with respect to any OGS Benefit Plan, all summary plan descriptions and summary of Material modifications with respect to any OGS Benefit Plan, together with any amendments thereto, all IRS Forms 5300 and 5500 (or variations thereof) together with any schedules and any other attachment thereto filed with respect to any OGS Benefit Plan (for each of the three most recent plan years), all certified actuarial statements (for each of the three most recent plan years) with respect to any OGS Benefit Plan, all financial reports (audited and/or unaudited) and auditor’s reports (for each of the three most recent plan years) with respect to any OGS Benefit Plan, all contracts with third-party administrators, actuaries, investment managers, consultants, leasing companies and other independent contractors that relate to any Benefit Plan, all agreements or Contracts entered into with any third party administrator or trustee with respect to any OGS Benefit Plan, and all agreements or contracts with any investment manager, investment advisor or third party administrator with respect to any OGS Benefit Plan. OGS has

21

further provided HCBF with a list of each ERISA Affiliate, pension consultant, actuary, attorney, and accountant providing professional services with respect to any OGS Benefit Plan or the fiduciaries of any OGS Benefit Plan, as well as the location of all other records and the name of the individual responsible for such records with respect to any OGS Benefit Plan. Any of the OGS Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as an “OGS ERISA Plan.” Each OGS ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Code) is referred to herein as an “OGS Pension Plan.” No OGS Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b)          Each OGS ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, and no event exists that would cause the revocation of such determination letter. Each trust created under any OGS ERISA Plan has been determined to be exempt from taxation under Section 501(a) of the Code.

(c)          OGS, the Bank, their agents, the trustees and other fiduciaries of the OGS Benefit Plans have, at all times, complied in all respects with the applicable provisions of the OGS Benefit Plans, the Code and ERISA, including, but not limited to, COBRA, HIPAA (as those terms are defined below) and any applicable, similar state Law, and with all agreements relating to the administration of such OGS Benefit Plans. Each OGS Benefit Plan has been administered and communicated to the Participants and beneficiaries in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, PBGC or any other applicable governmental agency, in connection with each OGS Benefit Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been filed in a timely manner and no Liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the OGS ERISA Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken. Any bonding required with respect to any OGS Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(d)          OGS and each ERISA Affiliate represent and warrant that:

(i)          There are no actions, suits, investigations, arbitrations, proceedings, or adverse Participant claims pending against any OGS Benefit Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any agent or fiduciary of any OGS Benefit Plan with respect to the operation of such plans (other than routine benefit claims). No events have occurred with respect to any Benefit Plan that could result in payment or assessment of any excise Taxes or result in any Liens under ERISA or the Code;

(ii)         Neither OGS nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) has engaged in a transaction with respect to any OGS Benefit Plan that would subject OGS, the Bank, their agents, the trustees or the other fiduciaries of the OGS Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502 of ERISA;

22

(iii)        Neither OGS nor any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Benefit Plan subject to Title IV of ERISA;

(iv)        There have been no governmental audits of any OGS Benefit Plan within the last six (6) years that have resulted in any penalties, fines, excise Taxes, additional benefit accruals, and there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing;

(v)         No OGS Entity will issue any stock, stock options or adopt, amend or terminate any OGS Benefit Plan subsequent to the date of this Agreement without the written consent of HCBF, and there are no pre-existing Contracts that would require issuance of stock or stock options, or require the amendment or termination of any such plan or Contract subsequent to the date of this Agreement; and

(vi)        All nonqualified deferred compensation plans (as defined in Code Section 409A) sponsored by OGS or by any ERISA Affiliate are in compliance with such Law and other IRS requirements, and all such plans may be terminated at any time by OGS (or by HCBF after Closing) without violation of Section 409A of the Code. With respect to each nonqualified deferred compensation plan which is (or but for an exemption could be) subject to Section 409A of the Code: (i) such plan has been maintained and administered in a manner consistent with avoiding adverse Tax consequences under Section 409A of the Code; (ii) the transactions contemplated by this Agreement will not result in such adverse Tax consequences; and (iii) Section 4.18(d) of the OGS Disclosure Memorandum contains a description of the approach taken to date with respect to each such plan to comply with (or be exempt from) Section 409A of the Code, including, as applicable a description of any transition relief utilized in connection with such plan.

(e)          Neither OGS nor any ERISA Affiliate maintains, has maintained or has any Liability for retiree health and life benefits under any of the OGS Benefit Plans.

(f)          Except as set forth in Section 4.18(f) of the OGS Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of any OGS Entity under any OGS Benefit Plan or otherwise; or (ii) increase any benefits otherwise payable under any OGS Benefit Plan.

(g)          No executive officer is in violation of any Material term of any employment Contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or agreement or any restrictive covenant in favor of a third party, and to OGS’s Knowledge, the continued employment of such executive officer does not subject any OGS Entity to any Liability with respect to any of the foregoing matters.

(h)          The actuarial present values of all accrued OGS ERISA Plan entitlements (including entitlements under any executive compensation, supplemental retirement, or employment Contract) of employees and former employees of any OGS Entity and respective

23

beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the OGS Financial Statements to the extent required by and in accordance with GAAP.

(i)          No contribution has been made to any Benefit Plan that has or would result in a Tax under Section 4979 of the Code.

(j)          No Liability under any OGS Pension Plan has been funded or satisfied with the purchase of a Contract from an insurance company that is not rated “A (Excellent)” or better by A.M. Best Company, Inc.

(k)          No stock or other security issued by any OGS Entity forms or has formed a part of the Assets of any OGS Benefit Plan.

(l)          Neither OGS, the Bank, any OGS Benefit Plan nor any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules enacted by HIPAA and codified at 42 U.S.C. §§ 1320d-1 to 1320d-3 or the HIPAA privacy rules under 45 C.F.R. Part 160 and subparts A and E of Part 164. No penalties have been imposed on OGS, the Bank, any OGS Benefit Plan, or any employee, administrator or agent thereof, under 42 U.S.C. §§ 1320d-5 or 1320d-6 as enacted by HIPAA. Except for the continuation coverage requirements of COBRA in its ordinary course of business, OGS and the Bank have no obligations or potential Liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Benefit Plans that are employee welfare benefit plans, as defined in Section 3 of ERISA. Except for obligations under the Termination and Release Agreements (as defined below), OGS and the Bank shall be responsible for the payment of any termination or severance payments and the notification and provision of continuation coverage in accordance with the requirements of COBRA. For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder. For purposes of this Agreement, “HIPAA” means provisions of the Code, ERISA, and Social Security Act as enacted by the Health Insurance Portability and Accountability Act of 1996, and any regulations thereunder.

(m)          Except as disclosed in Section 4.18(m) of the OGS Disclosure Memorandum, there is no Contract, plan or arrangement (written or otherwise) or Benefit Plan covering any employee or former employee that, individually or collectively, will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer. There are no Contracts or arrangements providing for payments that could subject any Person to Liability for Tax under Section 4999 of the Code. OGS or the Bank have not made or become obligated to make, and will not, as a result of any event connected with this Agreement or any other transaction contemplated herein, make or become obligated to make any gross-up payments under Code Sections 280G and 4999.

24

(n)          Notwithstanding anything to the contrary herein, neither this Section 4.18, nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

4.19         MATERIAL CONTRACTS. Except as disclosed in Section 4.19 of the OGS Disclosure Memorandum or otherwise reflected in the OGS Financial Statements, none of the OGS Entities, nor any of their Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000; (ii) any Contract relating to the borrowing of money by any OGS Entity or the guarantee by any OGS Entity of any such obligation (other than Contracts evidencing Deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business); (iii) any Contract which prohibits or restricts any OGS Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (iv) any Contract between or among OGS Entities; (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial “shrink-wrap” software licenses); (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any OGS Entity; (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $50,000); (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract; and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 4.7, 4.10, 4.11, and 4.18, the “OGS Contracts”). With respect to each OGS Contract and except as disclosed in Section 4.19 of the OGS Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no OGS Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) no OGS Entity has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of OGS or to the Knowledge of the Bank, in Default in any respect or has repudiated or waived any Material provision thereunder. Except as disclosed in Section 4.19, all of the indebtedness of any OGS Entity for money borrowed is prepayable at any time by such OGS Entity without penalty or premium. Except as disclosed in Section 4.19 of the OGS Disclosure Memorandum, no OGS Entity has any obligation or Liability to any wholesale mortgage business or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in Section 4.19 of the OGS Disclosure Memorandum, all Contracts to which any OGS Entity is a party may be terminated by such OGS Entity and its successors and assigns without penalty, charge, Liability or further obligation. Except as set forth in the Section 4.19 of the OGS Disclosure Memorandum, there are no disputes or, to the Knowledge of any OGS Entity, any potential claims, related to or arising out of any OGS Contracts.

25

4.20       LEGAL PROCEEDINGS. Except as set forth in Section 4.20 of the OGS Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of OGS or to the Knowledge of the Bank, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any OGS Entity or any OGS Benefit Plan, or against any director or employee of any OGS Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any OGS Entity. Section 4.20 of the OGS Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any OGS Entity is a party and which names any OGS Entity as a defendant or cross-defendant or for which any OGS Entity has any potential Liability.

4.21       LOAN PORTFOLIO.

(a)          Section 4.21(a) of the OGS Disclosure Memorandum sets forth a listing, as of May 31, 2015, by account, of: (i) all loans (including loan participations) of the Bank that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of the Bank which have been terminated by the Bank during the past twelve months by reason of a Default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which the Bank has given written notice of its intent to terminate during the past twelve months; (iv) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from any OGS Entity to any of the Bank’s borrowers, customers or other parties during the past twelve months wherein the Bank has requested or demanded that actions be taken to correct existing Defaults or facts or circumstances which may become Defaults; (v) each borrower, customer or other party which has notified the Bank during the past twelve months of, or has asserted against the Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of OGS and the Bank, each borrower, customer or other party which has given the Bank any oral notification of, or orally asserted to or against the Bank, any such claim; (vi) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith, and (vii) all Assets classified by any OGS Entity as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other Assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(b)          All loans receivable (including discounts) and accrued interest entered on the books of OGS arose out of bona fide arm’s-length transactions, were made for good and

26

valuable consideration in the ordinary course of OGS’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of OGS and the Bank, the loans, discounts and the accrued interest reflected on the books of OGS are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending Laws), except as may be provided by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by the Bank free and clear of any Liens.

(c)          The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all Material respects, valid, true and genuine, and what they purport to be.

(d)          Section 4.21(d) of the OGS Disclosure Memorandum sets forth a listing, as of May 31, 2015, of all loans of the Bank that have been charged-off since January 1, 2014 and the amount the Bank reasonably expects to recover for each charged-off loan.

4.22       TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. Except as set forth on Section 4.22 of the OGS Disclosure Memorandum, none of the officers or directors of any OGS Entity and to OGS’s and the Bank’s Knowledge, none of the other employees of any OGS Entity, is presently a party to any transaction with any OGS Entity or to a presently contemplated transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act if OGS were subject to such requirement. OGS and the Bank have disclosed any transactions with directors of OGS or the Bank since January 1, 2012 as required by the Federal Reserve’s Regulation O (“Regulation O”), and OGS and the Bank are otherwise in full compliance with the requirements of Regulation O.

4.23       MORTGAGE BANKING BUSINESS. Except as has not had and would not reasonably be expected to have a OGS Material Adverse Effect:

(a)          Each OGS Entity has complied with, and all documentation in connection with the origination, processing, underwriting, credit approval and, if applicable, foreclosure of any mortgage loan originated, purchased or serviced by any OGS Entity satisfied: (i) all applicable federal, state and local Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, foreclosure or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between any OGS Entity and any Agency, Loan Investor or Insurer; (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(b)          No Agency, Loan Investor or Insurer has: (i) claimed that any OGS Entity has violated or has not complied with the applicable underwriting standards with respect to

27

mortgage loans sold by any OGS Entity to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor; (ii) imposed restrictions on the activities (including commitment authority) of any OGS Entity; or (iii) indicated to any OGS Entity that it has terminated or intends to terminate its relationship with any OGS Entity for poor performance, poor loan quality or concern with respect to any OGS Entity’s compliance with Laws.

4.24         DEPOSITS. Except as set forth in the Section 4.24 of the OGS Disclosure Memorandum, none of the Deposits is a “brokered deposit” as defined in 12 C.F.R. § 337.6(a)(2).

4.25         INVESTMENT SECURITIES. None of the investments reflected in the OGS Financial Statements are subject to any restrictions, whether contractual or statutory, that Materially impairs the ability of OGS (or that will Materially impair the ability of HCBF or Harbor after the Effective Time) to freely dispose of the investments at any time, and all of the investments comply with applicable Law.

4.26         REPORTS. Except as set forth in Section 4.26 of the OGS Disclosure Memorandum, since January 1, 2012, each OGS Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.27         INTEREST RATE RISK MANAGEMENT ARRANGEMENTS. Except as set forth in Section 4.27 of the OGS Disclosure Memorandum, no OGS Entity is a party to any, nor is any property bound by, any interest rate swaps, caps, floors or option agreements used to manage interest rate risk or other risk management arrangements, other than interest rate caps and floors applicable to loans.

4.28         OFF BALANCE SHEET ARRANGEMENTS. There is no transaction, arrangement, or other relationship between any OGS Entity and an unconsolidated or other off balance sheet entity that is not disclosed in the OGS Financial Statements.

4.29         ACCOUNTING, TAX, AND REGULATORY MATTERS. No OGS Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to: (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or 8.1(c) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

4.30         STATE TAKEOVER LAWS. Each OGS Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the

28

validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”), including Sections 607.0901 and 607.0902 of the FBCA.

4.31         APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENTS. OGS has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of OGS Common Stock or a change in control of OGS.

4.32         CHARTER PROVISIONS. Each OGS Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any OGS Entity or restrict or impair the ability of HCBF or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any OGS Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any OGS Entity.

4.33         OPINION OF FINANCIAL ADVISOR. The OGS Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Total Consideration is fair from a financial point of view to the holders of OGS Common Stock. A signed copy of such opinion has been delivered, for informational purposes only, to HCBF and such opinion has not been amended or rescinded as of the date of this Agreement.

4.34         BOARD RECOMMENDATION. The Board of Directors of OGS, at a meeting duly called and held, has by a majority vote of the directors present (who constituted a quorum of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of each class of OGS Capital Stock approve this Agreement.

4.35         RISK MANAGEMENT. Except as would not reasonably be expected to result in a OGS Material Adverse Effect, each OGS Entity has in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts to reasonably be expected to be incurred by Persons of similar size and in similar lines of business as such OGS Entity.

4.36         STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any OGS Entity or any Affiliate thereof to HCBF pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Allowance reflected in the OGS Financial Statements was adequate, as of the dates thereof, under GAAP. None of the information with

29

respect to a OGS Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to OGS shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any OGS Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of OGS, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any OGS Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.          REPRESENTATIONS AND WARRANTIES OF HCBF

HCBF hereby represents and warrants to OGS and Bank as follows:

5.1         ORGANIZATION, STANDING, AND POWER.

(a)          HCBF is a corporation duly organized, validly existing, and its status is active under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. HCBF is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect.

(b)          Harbor is a Florida state-chartered commercial bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Harbor is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect.

(c)          Immediately prior to the Effective Time, Merger Sub shall be duly organized as a wholly-owned Subsidiary of HCBF, with the corporate power and authority to consummate the Holding Company Merger, subject to the requisite Consents referred to in Sections 8.1(b) and 8.1(c).

5.2         AUTHORITY OF HCBF; NO BREACH BY AGREEMENT.

(a)          HCBF has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the

30

consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HCBF, subject to receipt of the requisite Consents referred to in Sections 8.1(b) or 8.1(c). This Agreement represents a legal, valid, and binding obligation of HCBF, enforceable against HCBF in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by HCBF, nor the consummation by HCBF of the transactions contemplated hereby, nor compliance by HCBF with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of HCBF’s Articles of Incorporation or Bylaws; or (ii) subject to receipt of the requisite Consents referred to Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any HCBF Entity under, any Contract or Permit of any HCBF Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect; or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b) or 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any HCBF Entity or any of their respective Material Assets (including any HCBF Entity or any OGS Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any HCBF Entity or any OGS Entity being reassessed or revalued by any taxing authority).

(c)          Other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, an HCBF Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HCBF of the Mergers and the other transactions contemplated in this Agreement.

5.3         APPROVAL DELAYS. Except as set forth in Section 5.3 of the HCBF Disclosure Memorandum, to the Knowledge of HCBF, no HCBF Entity or any Affiliate thereof has taken or agreed to take any action that is reasonably likely to Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b). Except as set forth in the HCBF Disclosure Memorandum, no HCBF Entity or any Affiliate thereof has any Knowledge of any fact or circumstance that: (a) would reasonably be expected to prevent or delay, in any material respect, any filing with or Consent required from any Regulatory Authority referred to in Section 8.1(b); or (b) would cause a Regulatory Authority to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition on any Consent.

5.4         NO FINANCING. HCBF will not incur debt to make any payments required to consummate the transactions contemplated hereby and has, and at the Effective Time will have, access pursuant to binding and legally enforceable agreements to sufficient funds available to make all payments required to consummate the transactions contemplated hereby.

31

5.5         QUESTIONABLE PAYMENTS. No HCBF Entity has, nor to HCBF’s Knowledge has any Affiliate thereof, with respect to the business of HCBF or Harbor: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other Material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

5.6         COMPLIANCE WITH LAWS.

(a)          HCBF is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Each HCBF Entity has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect. Except as disclosed in the HCBF Disclosure Memorandum, none of the HCBF Entities: (i) is in Default under or in violation of any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or (iii) since inception, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any HCBF Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a HCBF Material Adverse Effect, or (C) requiring any HCBF Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, nor has any HCBF Entity been advised since its inception by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such action.

(b)          Except as set forth in Section 5.6(b) of the HCBF Disclosure Memorandum, Harbor is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the CRA is “satisfactory.”

(c)          To the Knowledge of HCBF and Harbor, the business and operations of HCBF and Harbor have been conducted in compliance with all Finance Laws, and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, a HCBF Material Adverse Effect. In addition, there is no pending or, to the

32

Knowledge of HCBF or Harbor, threatened charge by Regulatory Authorities that any HCBF Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, a HCBF Material Adverse Effect.

(d)          Neither HCBF nor Harbor has Knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause Harbor: (i) to be deemed not to be in satisfactory compliance with the CRA or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any Material respect, of the U.S. Anti-Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any Material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations as well as the provisions of all information security programs adopted by any HCBF Entity.

5.7         STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any HCBF Entity or any Affiliate thereof to OGS pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any HCBF Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the shareholders of OGS in connection with the Shareholders’ Meeting, and any other documents to be filed by any HCBF Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of OGS, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any HCBF Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.          CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1         AFFIRMATIVE COVENANTS OF OGS AND THE BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HCBF shall have been obtained, and except as otherwise expressly contemplated herein, OGS and the Bank shall operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would: (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(c); or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

33

6.2         NEGATIVE COVENANTS OF OGS AND THE BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of HCBF shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, each of OGS and the Bank covenants and agrees that it will not do or agree or commit to do any of the following:

(a)          amend the Articles of Incorporation, Bylaws or other governing instruments of any OGS Entity, or appoint a new director to its Board of Directors; or

(b)          (1) change the number of authorized shares of its capital stock; (2) issue any shares of its capital stock (except for the issuance of OGS Common Stock pursuant to the exercise of Equity Rights outstanding as disclosed in Section 6.2(b) of the OGS Disclosure Memorandum), including any shares that are held as “treasury shares” as of the date of this Agreement; (3) issue or grant any Equity Rights or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock; (4) adjust, split, combine or reclassify any shares of its capital stock; (5) declare, set aside or pay any dividend or other distribution in respect of capital stock; (6) issue or authorize the issuance of any other securities in respect of or in substitution for shares of the capital stock of any OGS Entity; (7) encumber any shares of the capital stock of any OGS Entity; or (8) issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of any capital stock of any OGS Entity; or

(c)          incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a OGS Entity to another OGS Entity) in excess of an aggregate of $250,000 (for the OGS Entities on a consolidated basis) except in the ordinary course of the business of OGS Subsidiaries consistent with past practices (which shall include, for OGS Subsidiaries that are depository institutions, creation of Deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any OGS Entity of any Lien or permit any such Lien to exist (other than in connection with Deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the OGS Disclosure Memorandum); or

(d)          make application for the opening or closing of any, or open or close any, branch or automated banking facility; or

(e)          repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any OGS Entity, or except as consistent with past practice; or

(f)          encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(g)          except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any

34

securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned OGS Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with: (i) foreclosures in the ordinary course of business; or (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity; or

(h)          (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit in an amount in excess of $1,000,000 without discussing such proposed action with HCBF; (2) purchase or sell (except single-family residential loans in the ordinary course of OGS’s or the Bank’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein; or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to HCBF; provided, however, that OGS or the Bank may, without the prior notice to or written consent of HCBF, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any OGS Entity is presently obligated under existing written agreements kept as part of such OGS Entity’s official records; or

(i)          (1) grant any increase in compensation or benefits to the employees or officers of any OGS Entity, except in accordance with past practice as disclosed in Section 6.2(i) of the OGS Disclosure Memorandum or as required by Law; (2) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 6.2(i) of the OGS Disclosure Memorandum; (3) enter into or amend any severance agreements with employees of any OGS Entity; (4) grant any increase in fees or other increases in compensation or other benefits to directors of any OGS Entity except in accordance with past practice disclosed in Section 6.2(i) of the OGS Disclosure Memorandum; (5) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights or (6) other than as described in 6.2(i) of the OGS Disclosure Memorandum, grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required pursuant to commitments existing on the date hereof and set forth in Section 6.2(i) of the OGS Disclosure Memorandum; or

(j)          adopt any new OGS Benefit Plan or terminate or withdraw from, or make any Material change in or to, any existing OGS Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such OGS Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or

(k)          (1) merge or consolidate any OGS Entity with any other corporation; (2) sell or lease all or any substantial portion of the Assets or business of any OGS Entity; (3) make

35

any acquisition of all or any substantial portion of the business or Assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between any OGS Entity and any other Person; or (4) enter into a purchase and assumption transaction with respect to Deposits or Liabilities; or

(l)          (1) voluntarily take any action which would result in any of the representations and warranties of OGS or the Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article 7 hereof not being satisfied, except in each case as may be required by applicable Law; or (2) create, renew or amend or take any other action that may result in any restriction on OGS’s ability to engage in any type of activity; or

(m)          make any significant change in any Tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(n)          enter into, renew, extend or modify any other transaction (other than a Deposit transaction) with any Affiliate; or

(o)          enter into any futures Contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning Assets and interest-bearing Liabilities to changes in market rates of interest; or

(p)          make any Material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; Asset/Liability management; deposit pricing or gathering; or other Material banking policies except as may be required by changes in applicable Law or by Regulatory Authorities; or

(q)          make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing Assets in good repair; or

(r)          purchase or otherwise acquire, or sell or otherwise dispose of, any Assets or incur any Liabilities other than in the ordinary course of business consistent with past practices and policies; or

(s)          purchase or sell: (i) any equity securities, or purchase or sell any securities other than securities rated “A” or higher by either Standard & Poor’s Rating Services or Moody’s Investors Service; (ii) with a weighted average life of more than three years; and (iii) otherwise than in the ordinary course of business consistent with past practice; or

(t)          commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any OGS Entity for Material money damages or restrictions upon the operations of any OGS Entity; or

36

(u)          except in the ordinary course of business and as expressly permitted in Section 6.2(h), enter into, modify, amend or terminate any Material Contract calling for payments exceeding $100,000 or waive, release, compromise or assign any Material rights or claims; or

(v)         make, change or revoke any Tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any Liability with respect to Taxes; or

(w)          foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern; or

(x)          purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice; or

(y)          issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with HCBF and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of HCBF (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of HCBF (which shall not be unreasonably withheld), except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby; or

(z)          agree to do any of the foregoing, or take any action that could reasonably be expected to result in any of the foregoing.

6.3         COVENANTS OF HCBF. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of OGS shall have been obtained, and except as otherwise expressly contemplated herein or as disclosed in Section 6.3 of the HCBF Disclosure Memorandum, HCBF covenants and agrees that it shall take no action which would: (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(c); or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that, subject to the foregoing, no HCBF Entity shall be prevented from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of HCBF, desirable in the conduct of the business of HCBF and its Subsidiaries.

6.4         ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which: (i) is reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect or an HCBF Material Adverse Effect, as applicable; or (ii) would cause or constitute a breach of any of

37

its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.5         REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed; provided, that each Party may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans or personal information). Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

6.6         TAXES.

(a)          Actions Prior to Closing.

(i)          Termination of Existing Tax-Sharing Agreements. All Tax-sharing agreements, Tax indemnity agreements, or similar arrangements involving a OGS Entity or to which a OGS Entity is a party shall be terminated with respect to such OGS Entity on the Closing Date, and, after the Closing Date, such OGS Entity shall not be bound thereby or have any Liability thereunder.

(ii)         Tax Elections. No new elections, and no changes in current elections, with respect to Taxes affecting any OGS Entity shall be made after the date of this Agreement without the prior written consent of HCBF, which consent shall not be unreasonably withheld.

(iii)        Tax Certificates. OGS shall provide HCBF, on or before the Closing Date, with (i) all forms, certificates and/or other instruments required in connection with the transfer and recording Taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to HCBF that such transfer Taxes and charges have been paid in full by OGS, and (ii) a clearance certificate or similar documents which may be required by any state taxing authority to relieve HCBF of any obligation to withhold any portion of payments to OGS pursuant to this Agreement.

(iv)        Access to Books and Records. Between the date of the Agreement and the Closing Date, for the purpose of, among other things, conducting continuing due diligence and conversion preparation, OGS and the Bank shall give HCBF and its authorized Representatives reasonable access, during reasonable times and upon reasonable notice, to all books, records and Returns of each OGS Entity and have its personnel and accountants available to respond to reasonable requests of HCBF and its authorized Representatives. For the purposes of this Section 6.6(a)(iv), 48-hour advance notice shall be deemed to constitute reasonable notice and OGS’s or the Bank’s normal business hours shall be deemed to be reasonable times.

(b)          Filing of Tax Returns.

(i)          OGS shall prepare and timely file all Tax Returns for all periods ending on or before the Closing Date. All such Returns shall be prepared in accordance with past practice (unless a contrary position is required by Law) as to elections and accounting practices

38

to the extent any position taken in such Returns may affect the Tax Liability of OGS or HCBF after the Closing. OGS shall discharge all Tax Liabilities shown on such Returns. In connection with preparation of such Returns, OGS shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of each OGS Entity for the period ending on the Closing Date. OGS shall provide a copy of such Returns to HCBF for its review at least 20 days before the filing of such Returns. OGS shall not file any amended Return for a period ending on or before the Closing without HCBF’s written consent (which consent shall not be unreasonably withheld) if the filing of any such amended Return may affect the Tax Liability of any OGS Entity or for which HCBF is or may become liable.

(ii)         HCBF shall prepare and timely file all Tax Returns with respect to OGS other than the Tax Returns referred to in Section 6.6(b)(i) above, that are required to be filed after the Closing.

7.          ADDITIONAL AGREEMENTS

7.1         PROXY STATEMENT; SHAREHOLDER APPROVAL.

(a)          As soon as reasonably practicable after execution of this Agreement, OGS shall cause to be prepared the Proxy Statement, and HCBF and OGS shall each cooperate in the preparation of such document and shall furnish all information as may reasonably be requested by OGS in connection with such action.

(b)          In connection with the Proxy Statement: (i) OGS shall prepare and mail such Proxy Statement to each of OGS’s shareholders as soon as reasonably practicable after its preparation; (ii) the Board of Directors of OGS shall recommend to OGS shareholders the approval of the matters submitted for approval (the “OGS Recommendation”) subject to Section 7.7 of this Agreement; and (iii) the Board of Directors and officers of OGS shall use their reasonable best efforts to obtain such shareholders’ approval subject to Section 7.7 of this Agreement.

(c)          OGS shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Proxy Statement is finalized, for the purpose of voting upon approval of this Agreement, the transactions contemplated hereby, and such other related matters as it deems appropriate.

(d)          HCBF and OGS shall promptly notify the other Parties if at any time it becomes aware that the Proxy Statement contains any untrue statement of a Material fact or omits to state a Material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, HCBF shall cooperate with OGS in the preparation of a supplement or amendment to such Proxy Statement that corrects such misstatement or omission, and OGS shall mail an amended Proxy Statement to the OGS shareholders.

7.2         APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, HCBF shall prepare and file (but in no event later than 30 days following the date of this Agreement), and OGS and the Bank shall cooperate in the preparation and, where

39

appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. HCBF shall pursue in good faith the Consents necessary to consummate the transactions contemplated by this Agreement. In advance of any filing made pursuant to this Section 7.2, OGS, and its counsel, shall be provided with reasonable opportunity to review and comment upon all non-confidential portions thereof, including any amendments or supplements thereto or responses to requests for additional information, prior to submission to the applicable Regulatory Authority. Subject to approval by the applicable Regulatory Authority, HCBF will take commercially reasonable efforts to ensure that two directors or officers of OGS, and one attorney representing OGS, each designated by OGS’ Board of Directors, shall be invited and entitled to attend any meeting between representatives of HCBF, on the one hand, and, on the other hand, representatives of any Regulatory Authority from which HCBF must obtain a Consent to consummate the transactions contemplated by this Agreement, at which meeting an application, notice or other filing for such a Consent related to the transactions contemplated by this Agreement will be a matter of discussion; provided, however, that such individuals shall be excluded from any portions of such meetings involving: (i) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Regulatory Authority; (ii) discussion of matters that would result in a waiver of the attorney-client privilege; or (iii) discussion of matters that the Board of Directors of HCBF reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law. The Parties shall promptly deliver to each other copies of all applications, filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby; provided, that HCBF may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans or personal information).

7.3         FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, the Parties shall execute, and HCBF shall file, in connection with the Closing, the Articles of Merger, or such other required filings to effectuate the Mergers, with the Secretary of State of the State of Florida.

7.4         AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 8; provided, that nothing herein shall preclude any Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

40

7.5         INVESTIGATION AND CONFIDENTIALITY.

(a)          Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Mergers.

(b)          Prior to the Effective Time, for the purpose of, among other things, conducting continuing due diligence and conversion preparation, OGS and the Bank shall permit and allow HCBF to make or cause to be made, at its own expense, such investigation(s) of the business and properties of OGS and its Subsidiaries, and of their respective financial and legal conditions, as HCBF reasonably requests, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), or as permitted in Section 7.15, OGS and the Bank shall grant HCBF the right to gain reasonable access to the businesses and properties of each OGS Entity. No investigations by HCBF shall affect the representations and warranties of OGS or the Bank. For the purposes of this Section 7.5(b) and Section 7.15, 48-hour advance notice shall be deemed to constitute reasonable notice and OGS’s or the Bank’s normal business hours shall be deemed to be reasonable times for access to the businesses and properties of each OGS Entity.

(c)          If any investigation(s) of an OGS Entity conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have a OGS Material Adverse Effect (an “OGS Adverse Finding”), HCBF shall have the right, but not the obligation (unless required by Section 7.5(f)), to elect to identify and describe in writing to OGS such OGS Adverse Finding and to request its correction, cure, or other resolution, to HCBF’s complete satisfaction (which HCBF shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by HCBF pursuant to the foregoing sentence (1) shall not waive HCBF’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(h), provided OGS fails to cure the OGS Adverse Finding to HCBF’s satisfaction in the time granted to OGS, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to HCBF pursuant to this Agreement.

(d)          In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party, if allowed by applicable Law or such court process, shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective Order or other appropriate remedy and/or waive compliance with this Section 7.5. If in the absence of a protective Order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without Liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required

41

to be disclosed, provided that such disclosing Party uses its reasonable best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(e)          OGS shall use its reasonable best efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to any OGS Entity to preserve the confidentiality of the information relating to such OGS Entity provided to such Persons and their Affiliates and Representatives.

(f)          Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a OGS Material Adverse Effect or an HCBF Material Adverse Effect, as applicable, subject to the provisions of Section 7.5(c).

(g)          Upon request of HCBF, OGS and Bank shall request within 10 days of the date thereof, that all third parties that received confidential information regarding OGS or any of its Subsidiaries since May 31, 2014 in connection with a possible sale or merger transaction involving OGS or any of its Subsidiaries promptly return such confidential information to OGS or the Bank.

7.6         PRESS RELEASES. Prior to the Effective Time, OGS, the Bank and HCBF shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.7         CERTAIN ACTIONS.

(a)          Except with respect to this Agreement and the transactions contemplated hereby, no OGS Entity nor any Affiliate thereof nor any Representatives thereof retained by any OGS Entity shall directly or indirectly: (i) solicit, initiate, induce, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person any information or data with respect to OGS or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which any OGS Entity is a party; (iv) enter into any agreement regarding or that could reasonably be expected to lead to any Acquisition Proposal; or (v) make or authorize any public statement, recommendation or

42

solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any OGS Entity or any Representatives thereof, whether or not such Representatives are so authorized and whether or not such Representatives are purporting to act on behalf of an OGS Entity or otherwise, shall be deemed to be a breach of this Agreement by OGS. OGS shall, and shall cause each of OGS’s Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b)          OGS and the Bank shall promptly, but in no event more than 24 hours, advise HCBF following the receipt of any Acquisition Proposal and the details thereof (including amendments or proposed amendments) and advise HCBF of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. OGS and the Bank shall: (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing; (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing; and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. OGS and the Bank will take all actions necessary or advisable to inform the officers, directors, employees, agents, Representatives, and Affiliates of each OGS Entity of the obligations undertaken in this Section 7.7, and it is understood that any violation of this Section 7.7 by any such individuals or entities shall be deemed to be a breach of this Section 7.7 by OGS.

(c)          Subject to Section 7.7(d) of this Agreement, neither the Board of Directors of any OGS Entity nor any committee thereof shall: (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to HCBF, the approval of the Agreement, the Mergers or the OGS Recommendation or take any action or make any statement in connection with the Shareholders’ Meeting inconsistent with such approval or OGS Recommendation (collectively, a “Change in the OGS Recommendation”); (ii) approve or recommend, or propose to approve or recommend, or fail to recommend against, any Acquisition Proposal; or (iii) enter into (or permit OGS or the Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal or (B) requiring OGS or the Bank to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement except in accordance with its terms. Subject to Section 7.7(d) of this Agreement, if OGS shall take a neutral position or no position with respect to an Acquisition Proposal in connection with any formal communications to shareholders or Regulatory Authorities, then such position shall be considered a breach of this Section 7.7(c).

(d)          Notwithstanding anything to the contrary herein, prior to the time the approval by the OGS shareholders at the Shareholders’ Meeting is obtained, the OGS Board of Directors may, in connection with a bona fide written Acquisition Proposal, which Acquisition Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 7.7, make a Change in the OGS Recommendation or terminate this Agreement pursuant to Section 9.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Acquisition Proposal, if and only if, prior to taking such action, OGS has complied with its obligations under this Section 7.7 and the OGS Board of

43

Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a OGS Superior Proposal; provided, however, that prior to taking any such action: (i) OGS has given HCBF at least five Business Days prior written notice of its intention to take such action (which notice shall specify the Material terms and conditions of any such OGS Superior Proposal, including the identity of the party making such OGS Superior Proposal) and has contemporaneously provided a copy to HCBF of all written materials (including all transaction agreements and related documents) with or from the party making such OGS Superior Proposal; (ii) OGS has negotiated, and has caused its Representatives to negotiate, in good faith with HCBF during such notice period to the extent HCBF wishes to negotiate, to enable HCBF to revise the terms of this Agreement such that it would cause such OGS Superior Proposal to no longer constitute a OGS Superior Proposal; and (iii) following the end of such notice period, the OGS Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by HCBF, and shall have determined that the OGS Superior Proposal would continue to constitute a OGS Superior Proposal if such revisions were to be given effect. In the event of any Material revisions to an Acquisition Proposal that could have an impact, influence or other effect on the OGS Board of Directors’ decision or discussion with respect to whether such proposal is a OGS Superior Proposal, OGS shall deliver a new written notice to HCBF pursuant to the foregoing clause (i) and again comply with the requirements of this Section 7.7(d) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

7.8         ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Holding Company Merger and the Bank Merger, and to use its reasonable best efforts to take no action which would cause the Holding Company Merger not to qualify as a “stock purchase” within the meaning of Section 338 of the Code for federal income Tax purposes.

7.9         STATE TAKEOVER LAWS. Each OGS Entity and its Affiliates shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 607.0901 and 607.0902 of the FBCA.

7.10         CHARTER PROVISIONS. Each OGS Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any OGS Entity or restrict or impair the ability of HCBF or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any OGS Entity that may be directly or indirectly acquired or controlled by them.

7.11         INTEGRATION.

(a)          In order to facilitate the continuing interaction of HCBF with OGS and the Bank, and in order to keep HCBF fully advised of all ongoing activities of OGS and the Bank, subject to the limitations in this Section 7.11(a) and subject to no written objection from any applicable Regulatory Authority, OGS and the Bank agree to allow the CEO, President, CFO,

44

and/or CLO of HCBF (each a “HCBF Designee”) to attend as an invited guest and monitor all called meetings of the board of directors (during the sessions in which the regular business of the board meeting is conducted) and committees of such board of directors of OGS and the Bank (including, but not limited to, meetings of the officers’ loan committee of the Bank). No more than two HCBF Designees may attend any such board or committee meeting. OGS and the Bank shall promptly give HCBF prior notice by telephone and electronic mail of all called meetings. Any such HCBF Designees shall only be permitted to observe at the meetings, and shall have no right to vote and may be excluded from sessions of the boards of directors or committees during which there is being discussed: (a) matters involving this Agreement; (b) information or Material that OGS or the Bank is required or obligated to maintain as confidential under applicable Laws; (c) pending or threatened Litigation or investigations if, in the opinion of counsel to OGS or the Bank, the presence of any such HCBF Designees could reasonably affect the confidential nature of or any privilege relating to any matters to be discussed; or (d) any other matter which is determined by the Chairman or a majority of the Board of Directors of OGS or the Bank as requiring only attendance by directors and officers of OGS or the Bank. Complete minutes of all such meetings will be provided to HCBF, subject to redacting matters heretofore described in this Section 7.11(a) in the foregoing clauses (a), (b), (c) and/or (d). No attendance by Representatives of HCBF at board or committee meetings under this Section 7.11(a) or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties or covenants and agreements of OGS or the Bank made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any Regulatory Authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then the HCBF Designees will no longer be entitled to notice of and permission to attend any such meetings.

(b)          The Parties shall meet on a regular basis to discuss and plan for the conversion of OGS’s data processing and related electronic informational systems to those used by HCBF, which planning shall include, but not be limited to, discussion of the possible termination by OGS of third party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by OGS in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that OGS shall not be obligated to take any such action prior to the Effective Time and, unless OGS otherwise agrees, no conversion shall take place prior to the Effective Time.

(c)          OGS shall provide HCBF, within fifteen (15) business days of the end of each calendar month, an update to Section 4.21(a) of the OGS Disclosure Memorandum.

(d)          Notwithstanding any provision contained in this Agreement, neither HCBF nor any HCBF Subsidiary shall under any circumstance be permitted to exercise control of OGS prior to the Effective Time.

(e)          The Parties shall consult with respect to OGS’s and the Bank’s major policies and practices, and OGS and the Bank shall make such modifications or changes to their policies and practices, if any, as of the Effective Time as may be mutually agreed upon, such agreement not to be unreasonably withheld, delayed or conditioned. Neither Party’s

45

representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 7.11. Notwithstanding anything contained herein to the contrary, OGS shall not be required to seek the agreement or consent of HCBF for any changes requested or required by any Regulatory Authority or applicable Law.

7.12         EMPLOYEE BENEFITS AND CONTRACTS.

(a)          Following the Effective Time, HCBF shall generally make available to the continuing officers and employees of the OGS Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of HCBF Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the HCBF Entities to their similarly situated officers and employees. HCBF shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents are covered by OGS plans as of Closing, to the extent that such pre-existing condition was covered under the corresponding plan maintained by the OGS Entity. For purposes of participation and vesting (but not benefit accrual) under HCBF’s employee benefit plans, the service of the employees of the OGS Entities with the OGS Entities prior to the Effective Time shall be treated as service with an HCBF Entity participating in such employee benefit plans.

(b)          Nothing contained herein is intended to provide, or shall be construed or interpreted as providing, any officer or employee of the OGS Entities any right to continued employment or restrict HCBF from amending or terminating any employee benefit plan, program or policy of, or any agreement with, HCBF, OGS or any of their respective Subsidiaries, in accordance with the terms thereof. This Agreement is not intended, and it shall not be construed, to create third party beneficiary rights for any current or former employees of the Parties or their respective Subsidiaries (including any beneficiaries or dependents thereof) under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement.

(c)          Not later than the day immediately preceding the Closing Date, OGS and the Bank each agree to terminate each OGS ERISA Plan, including their 401(k) plans and Supplemental Employee Retirement Plans (SERP), if any, without any cost, Liability, or additional expense to any HCBF Entity. No HCBF Entity shall be a successor plan sponsor of any OGS ERISA Plan or SERP, and it shall be the sole responsibility and expense of the plan administrator (as in effect prior to the Closing Date) for the distribution of such plans’ assets as soon as administratively feasible subsequent to the Closing Date and for the filing of any final reports or forms attributable to such plans.

(d)          Each employee of an OGS Entity shall receive credit under the HCBF Entities’ plans for co-pays, deductibles and other similar limits incurred under the OGS Entities’ plans during the year in which the former employees of the OGS Entities are integrated into the HCBF Entities’ plans.

(e)          Harbor and the Bank will mutually agree (which agreement shall not be unreasonably withheld by Harbor) to offer “stay bonuses” to certain key employees of the Bank

46

as an incentive for such key employees to remain as employees of the Bank through the Closing Date or the conversion date, as applicable. Each employee of OGS or the Bank, other than an employee who is a party to a separation agreement that provides a benefit on a termination of employment, who incurs an involuntary termination without cause within one (1) year following the Effective Time shall receive a lump sum severance payment from HCBF equal to one week of pay at the rate then in effect, for each full year of employment with OGS or the Bank, subject to a minimum of four weeks’ pay and a maximum of 12 weeks’ pay.

7.13       INDEMNIFICATION.

(a)          Subject to the limitations in this Section 7.13(a), from and after the Effective Time, HCBF agrees that it will indemnify and hold harmless each director and executive officer of OGS and/or of the Bank (each, an “Indemnified Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time pertaining to: (i) the fact that he or she is or was a director or executive officer of a OGS Entity; or (ii) this Agreement or any of the transactions contemplated by this Agreement, in either case, whether asserted or claimed prior to, at or after the Effective Time, to the extent that OGS would have been allowed under Florida Law and its Articles of Incorporation and Bylaws as in effect on the date hereof to indemnify such Indemnified Parties (collectively “Claims”); provided, however, that HCBF’s indemnification obligations under this Section 7.13(a) shall be limited to Claims that are actually covered and paid by the Existing D&O Policies (as defined in, and as extended pursuant to, Section 7.13(c)), but only for the monetary responsibilities of the named insured under such policies (e.g., deductibles or self-insured retentions). HCBF’s obligations under this Section 7.13(a) shall continue in full force and effect for a period of five (5) years from the Effective Time; provided, that all rights to indemnification in respect of any Claim asserted or made prior to such period shall continue until the final disposition of such Claim.

(b)          Any Indemnified Party wishing to claim indemnification under this Section 7.13, upon learning of any such Claim, shall promptly notify HCBF thereof. In the event of any such Claim (whether before or after the Effective Time): (i) HCBF shall have the right to assume the defense thereof and HCBF shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; (ii) the Indemnified Party will cooperate in the defense of any such matter; and (iii) HCBF shall not be liable for any settlement effected without its prior written consent; provided that HCBF shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)          Prior to the Effective Time, OGS may obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies (“Existing D&O Policies”), in each case for a claims reporting or discovery period ending five years from and after the Effective Time with respect to any Claim related to any period of time at or prior to the Effective

47

Time, from an insurance carrier with the same or better credit rating as OGS’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Party than the coverage provided under OGS’s existing policies; provided that the maximum aggregate annual premium for such policies for any such year shall not be in excess of 300% of the aggregate annual premium OGS paid in its last full fiscal year for the Existing D&O Policies (which amount OGS represents and warrants is set forth in Section 7.13(c) of the OGS Disclosure Memorandum); provided, further, that if the premiums of such “tail” policy exceed such amount, OGS may obtain such a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)          If HCBF or any of its successors or assigns shall: (i) consolidate with or merge into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfer all or substantially all of its properties and Assets to any other Person or entity then, in each case, proper provision shall be made so that the successors and assigns of HCBF shall assume the obligations set forth in this Section 7.13.

7.14       SHAREHOLDER VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, OGS and the Bank agree to cause each of their directors who voted in favor of the matters contemplated by Section 4.34 to execute and deliver a Shareholder Voting Agreement in the form attached hereto as Exhibit 2 (“Shareholder Voting Agreement”).

7.15       REAL PROPERTY MATTERS. At its option and expense, HCBF may cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by any OGS Entity as a banking or administrative office (collectively, the “Property Examination”); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the Real Property as HCBF shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) HCBF’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any OGS Entity, including any of its Participation Facilities or its Operating Facilities; (ii) HCBF’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any OGS Entity, including its Participation Facilities or its Operating Facilities; and (iii) HCBF’s right to request and to obtain from any OGS Entity any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any OGS Entity’s possession or control relating to the matters described in this Section 7.15. In order to perform or to conduct any such investigation(s) described in this Section 7.15, each OGS Entity shall grant HCBF the right to gain reasonable access to any businesses and properties of any OGS Entity, including access to its Participation Facilities or its Operating Property, provided such access does not unreasonably disrupt the operations of any OGS Entity. Should HCBF elect to complete an Environmental Survey of any Real Property, it shall notify OGS or the Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with OGS and the Bank and shall not unreasonably disrupt the operations of OGS or the Bank.

48

If, in the course of the Property Examination or Environmental Survey, HCBF discovers a “Material Defect” (as defined below) with respect to the Real Property, HCBF shall have the option, at its sole discretion, exercisable upon written notice to OGS (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct OGS to cure the Material Defect to HCBF’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(b)).

If HCBF elects to direct OGS or the Bank to cure, then OGS or the Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the Parties in which to cure such Material Defect to HCBF’s satisfaction. If OGS or the Bank fails to cure a Material Defect to HCBF’s satisfaction within the period specified above, then HCBF may terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a)).

For purposes of this Agreement, a “Material Defect” shall consist of:

(a)          the existence of any Lien (other than the Lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a Material breach of the representations and warranties contained in Sections 4.10 or 4.12, in either such case that HCBF reasonably believes could result in a Material Adverse Effect on its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which HCBF otherwise objects;

(b)          the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that HCBF reasonably believes would cost more than $200,000 in the aggregate to repair, remove or correct as to all such Real Property; or

(c)          the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Material on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws as to which HCBF reasonably believes, based on the advice of legal counsel or other consultants, that a OGS Entity could become responsible or liable, or that HCBF could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or Liability which a OGS Entity could incur, or for which HCBF could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $200,000 or more as to all such Real Property.

7.16       FINANCIAL AND OTHER STATEMENTS.

(a)          Promptly upon receipt thereof, OGS will furnish to HCBF copies of each annual, interim or special audit of the books of OGS made by its independent auditors and copies

49

of all internal control reports submitted to OGS by such auditors in connection with each annual, interim or special audit of the books of OGS made by such auditors.

(b)          OGS will promptly furnish to HCBF copies of all documents, statements and reports as it shall send to its shareholders or any Regulatory Authority, except as legally prohibited thereby. Within 25 days after the end of each month, OGS will deliver to HCBF a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)          OGS will advise HCBF promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of OGS.

(d)          OGS shall book all adjustments to the OGS Financial Statements that are required by any Regulatory Authority in connection with any Regulatory Authority examination that occurs prior to Closing (“Examination Adjustments”), and each of these adjustments shall be reflected in the calculation of OGS Tangible Book Value. In the event that the Examination Adjustments reflect, in whole or in part, accounting procedures or policies of OGS or the Bank that are not consistent with GAAP, OGS agrees to modify immediately their accounting procedures and policies to conform to GAAP. OGS shall prepare the OGS Financial Statements, for periods as of or ending on a date that occurs subsequent to December 31, 2014, in accordance with such modified accounting procedures and policies.

7.17         MAINTENANCE OF INSURANCE. OGS shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, but in no event shall the coverage be less than the insurance coverage set forth in Section 4.10(c) of the OGS Disclosure Memorandum.

7.18         DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, OGS and HCBF shall promptly supplement or amend the OGS Disclosure Memorandum and HCBF Disclosure Memorandum, respectively, with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure memorandum or which is necessary to correct any information in such disclosure memorandum which has been rendered Materially inaccurate thereby. No supplement or amendment to such disclosure memorandum shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8.

7.19         FAILURE TO FULFILL CONDITIONS. In the event that either Party determines that a condition to its obligation to complete the Mergers cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

7.20         NON-COMPETITION AGREEMENTS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, OGS agrees to cause each non-employee director of OGS and the Bank to execute and deliver the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 4 (the “Non-Competition Agreement”).

7.21         CLAIMS LETTERS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, OGS agrees to cause each director of OGS and the Bank

50

to execute and deliver the Claims Letter in the form attached hereto as Exhibit 4 (the “Claims Letter”).

7.22         MERGER EXPENSES. For the purposes of determining the OGS Tangible Book Value, on the first business day following the last day of the calendar month immediately prior to the Effective Time, OGS will provide to HCBF a written summary of all direct after-tax expenses related to the transaction contemplated by this Agreement incurred by OGS or the Bank prior to the Effective Time (including investment banking, legal and accounting fees) which have been accrued or paid as of the last day of the calendar month immediately preceding the Effective Time.

7.23         OTHER ACQUISITION PROPOSALS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of OGS shall have been obtained, HCBF shall not, and it shall not cause Harbor to, enter into any Contract with any Person (other than OGS and the Bank) relating to (A) the acquisition of any branch office of any depository institution or the assumption from any depository institution of any deposits or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving HCBF or Harbor, regardless of whether either HCBF or Harbor is the surviving or continuing entity in such a transaction, other than the transactions contemplated by this Agreement, unless such Contract contains a non-waivable condition to the consummation of the transactions contemplated by such Contract that the Closing and the Effective Time for the consummation of the Merger with OGS and the Bank shall have previously occurred.

8.          CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1         CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)          Shareholder Approval. The shareholders of OGS shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Holding Company Merger, as and to the extent required by Law and by the provisions of any governing instruments.

(b)          Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(c)          Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a OGS Material Adverse Effect or an HCBF Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be

51

conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of HCBF would result in a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)          Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

8.2         CONDITIONS TO OBLIGATIONS OF HCBF. The obligations of HCBF to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HCBF pursuant to Section 10.6(a):

(a)          Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of OGS and the Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of OGS and the Bank set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a OGS Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of OGS and the Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)          Certificates. OGS and the Bank shall have delivered to HCBF: (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to OGS or the Bank and in Section 8.2(a) and 8.2(b) have been satisfied; and (ii) certified copies of resolutions duly adopted by OGS’s and the Bank’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as HCBF and its counsel shall request.

(d)          Shareholder Voting Agreements. HCBF shall have received from each director of OGS and the Bank that has voted in favor of the Mergers, the Shareholder Voting Agreement in the form of Exhibit 2.

52

(e)          Non-Competition Agreement. HCBF shall have received from each non-employee director of OGS and the Bank an executed Non-Competition Agreement in the form of Exhibit 3 or such other form acceptable to HCBF.

(f)          Claims Letters. HCBF shall have received from each director and officer of OGS and the Bank the Claims Letters, dated as of the Closing Date (“Claims Letter”), in the form of Exhibit 4.

(g)          No OGS Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a OGS Material Adverse Effect, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a OGS Material Adverse Effect.

(h)          Dissenters’ Rights. Holders of no more than ten (10) percent of the outstanding shares of OGS Capital Stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333 of the FBCA.

(i)          No Burdensome Condition. No Regulatory Authority shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, nor shall any Law have been enacted, entered, enforced or deemed applicable to the transactions contemplated in this Agreement, which imposes any restriction, condition, requirement or limitation which HCBF determines, in its reasonable discretion, is Materially and unreasonably burdensome on HCBF or its Affiliates or that would Materially reduce the economic benefits of the transactions contemplated by this Agreement to HCBF or its Affiliates to such a degree that HCBF would not have entered into this Agreement had such restriction, condition, requirement or limitation been known to HCBF on the date of this Agreement (including requirements, conditions or limitations with respect to the raising of capital, the disposition of Assets, or the implementation of business plans or the lowering of HCBF’s composite rating or Harbor’s CAMELS rating) (any such restriction, condition, requirement or limitation, a “Burdensome Condition”). Notwithstanding anything in this Agreement to the contrary, neither HCBF nor its Affiliates shall have any obligation to take, or agree to take, or refrain, or agree to refrain, from any action that would constitute or would reasonably give rise to a Burdensome Condition.

(j)          Minimum Tangible Book Value. OGS Tangible Book Value as of the Effective Time shall be equal to an amount not less than $19,400,000.

8.3         CONDITIONS AND OBLIGATIONS OF OGS AND THE BANK. The obligations of OGS and the Bank to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by OGS or the Bank pursuant to Section 10.6(b):

(a)          Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of HCBF set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak

53

only as of such date). There shall not exist inaccuracies in the representations and warranties of HCBF set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an HCBF Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of HCBF to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)          Certificates. HCBF shall have delivered to OGS and the Bank: (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to HCBF and in Section 8.3(a) and 8.3(b) have been satisfied; and (ii) certified copies of resolutions duly adopted by HCBF’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as OGS and the Bank and their counsel shall request.

(d)          No HCBF Material Adverse Effect. Since the date of this Agreement: (i) no event shall have occurred which has resulted in an HCBF Material Adverse Effect; and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such an HCBF Material Adverse Effect.

9.          TERMINATION

9.1         TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of OGS, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)          By mutual consent of HCBF and OGS in a written statement, if the Board of Directors of each so determines, by a vote of a majority of the members of the entire Board of Directors of each; or

(b)          By HCBF or OGS (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a OGS Material Adverse Effect or an HCBF Material Adverse Effect, as applicable, on the breaching Party; or

(c)          By HCBF or OGS (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement

54

contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d)          By HCBF or OGS (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event: (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or (ii) the shareholders of OGS fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(e)          By HCBF or OGS in the event that the Mergers shall not have been consummated by December 31, 2015, which date, if this Agreement has not been terminated under one of the other subsections of this Section 9.1, may be extended by HCBF through January 31, 2016, if necessary, to receive the necessary Consents from Regulatory Authorities (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e). If HCBF and OGS mutually agree to extend the End Date beyond January 31, 2016, the Total Consideration shall be increased by an amount equal to 50% of the net income of OGS, determined in accordance with GAAP, excluding any extraordinary transactions and gains or losses on sales of securities, for the preceding calendar month for each calendar month after January 31, 2016 through the calendar month in which the Mergers are consummated, to offset the delay and account for earnings following the execution of the Agreement. By way of example, if the End Date is extended until April 30, 2016 and the Mergers are consummated on March 15, 2016, then the Total Consideration would be increased by an amount equal to 50% of the net income of OGS, determined in accordance with GAAP, excluding any extraordinary transactions and gains on sales of securities, for the calendar months ended of January 31, 2016 and February 29, 2016; or

(f)          By HCBF or OGS (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the End Date; or

(g)          By HCBF: (i) in the event that the management of OGS or the Bank or their Board of Directors, for any reason, shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, whether or not permitted by the terms of this Agreement; or (ii) in the event OGS or the Bank shall have violated Sections 7.1 or 7.7; or

(h)          By HCBF, in the event of a OGS Adverse Finding and, if time is granted by HCBF to cure such OGS Adverse Finding pursuant to Section 7.5(c), such OGS Adverse Finding is not cured to the satisfaction of HCBF within the time specified in HCBF’s notice of such OGS Adverse Finding; or

55

(i)          By OGS, without further action, if OGS shall have in accordance with Section 7.7(d) either: (i) terminated this Agreement; or (ii) entered into a definitive agreement (other than this Agreement or any amendment hereto) with respect to an Acquisition Proposal; provided, however, that such termination under this Section 9.1(i) shall not be effective until OGS has made payment to HCBF of the Bust-Up Fee.

9.2         EFFECT OF TERMINATION.

(a)          In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of Section 7.5(d), Section 7.6, this Section 9.2, and Article 10 shall survive any such termination and abandonment indefinitely or otherwise in accordance with its terms, provided, however, that nothing herein shall relieve any Party from any Liability for any willful breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

(b)          In the event this Agreement is terminated by HCBF or OGS pursuant to Section 9.1(d)(ii) and (1) there shall have been a Third Party Public Event prior to any Shareholders’ Meeting and (2) OGS shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, such Acquisition Proposal within 12 months from the date of termination of this Agreement, then OGS shall pay to HCBF, by wire transfer of immediately available funds, $500,000 (the “Bust-up Fee”) in full satisfaction of HCBF’s losses and damages resulting from such termination, within ten (10) days of the earlier of the date OGS executes or consummates such acquisition or other similar agreement in respect of an Acquisition Proposal.

(c)          In the event this Agreement is terminated (i) by HCBF pursuant to Section 9.1(c) due to a breach of Section 7.7 or pursuant to Section 9.1(g) or (ii) by OGS pursuant to Section 9.1(i), then OGS shall, within ten (10) days of the date of such termination, pay to HCBF, by wire transfer of immediately available funds, an amount equal to the Bust-up Fee in full satisfaction of HCBF’s losses and damages resulting from such termination.

(d)          In the event this Agreement is terminated by OGS or HCBF pursuant to Section 9.1(e) without the Shareholders’ Meeting having occurred and: (1) at any time from the date hereof until such termination there shall have been a Third Party Public Event or a proposed Acquisition Proposal communicated to the senior management or the Board of Directors of OGS or any of its Subsidiaries; and (2) OGS shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, such Third Party Public Event or such Acquisition Proposal within 12 months from the date of termination of this Agreement with the party that originally submitted such Third Party Public Event or Acquisition Proposal, as the case may be, then OGS shall pay to HCBF, by wire transfer of immediately available funds, an amount equal to the Bust-up Fee in full satisfaction of HCBF’s losses and damages resulting from such termination, within ten (10) days of the earlier of the date OGS executes or consummates such acquisition or other similar agreement in respect of an Acquisition Proposal.

56

(e)          OGS acknowledges and agrees that the agreements set forth in this Section 9.2 are an integral part of the transactions contemplated by the Agreement, and that, without these agreements, HCBF would not enter into this Agreement. OGS agrees that the Bust-up Fee is reasonable under the circumstances, that it would be impossible to exactly determine HCBF’s actual damages as a result of such a termination and that HCBF’s actual damages resulting from the loss of the transaction are in excess of the Bust-up Fee.

(f)          Notwithstanding anything to the contrary in this Agreement, the payment by OGS of the Bust-Up Fee pursuant to this Section 9.2 shall fully discharge OGS from and be the sole and exclusive remedy of HCBF with respect to, any and all losses that may be suffered by HCBF based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement. In no event shall OGS be required to pay the Bust-Up Fee on more than one occasion.

(g)          In the event HCBF elects to terminate the Agreement because of a proposed transaction by another party to acquire HCBF prior to the closing of the transaction with OGS, HCBF shall pay OGS a $500,000 Non-Performance Fee, plus reasonable attorney’s fees and costs, by wire transfer of immediately available funds within ten (10) days of HCBF executing a Letter of Intent.

(h)          In the event this Agreement is terminated by OGS pursuant to Section 9.1(b), (c), or (f) then HCBF shall pay to OGS, by wire transfer of immediately available funds, $250,000 in full satisfaction of OGS’s losses and damages in connection with this Agreement and such termination, within ten (10) days of the date of such notice of termination by OGS. Notwithstanding anything to the contrary in this Agreement, HCBF may terminate this Agreement without a Material default by OGS to the representations, warranties and covenants contained in this Agreement if HCBF pays to OGS, by wire transfer of immediately available funds, $250,000 in full satisfaction of OGS’s losses and damages in connection with this Agreement and such termination, within ten (10) days of the date of such notice of termination by HCBF.

9.3         NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Articles 1, 2, 3 and 10, Sections 7.6, 7.12, and 7.13, the Non-Competition Agreements and the Claims Letters.

10.         MISCELLANEOUS

10.1       DEFINITIONS.

(a)          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 ACT” shall mean the Securities Act of 1933, as amended.

“ACQUISITION PROPOSAL” with respect to a Party shall mean any proposal or offer, whether or not in writing, from any Person (other than HCBF and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (x) Assets of OGS and its Subsidiaries that

57

generate 15% or more of the net revenues or net income, or that represent 15% or more of the total Assets, of OGS and its Subsidiaries, taken as a whole; or (y) 15% or more of any class of OGS Capital Stock, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of OGS Capital Stock, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving any OGS Entity, other than the transactions contemplated by this Agreement.

“AFFILIATE” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest, of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“AGENCY” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the U.S. Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Department of Justice, the Office of the Attorney General of the State of Florida or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by any OGS Entity or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“AGREEMENT” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“ARTICLES OF MERGER” shall mean the Articles of Merger to be executed by HCBF and OGS and filed with the Secretary of State of the State of Florida relating to the Holding Company Merger as contemplated by Section 1.1.

“ASSETS” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” shall mean Florida Citizens Bank, a Florida state-chartered commercial bank and an OGS Subsidiary.

“Bank Capital Stock” shall mean, collectively, the Bank Common Stock and any other class or series of capital stock of the Bank.

“Bank COMMON STOCK” shall mean the common stock of the Bank, $5.00 par value per share.

“CLOSING DATE” shall mean the date on which the Closing occurs.

58

“Code” shall mean the Internal Revenue Code of 1986. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign Tax law.

“CONFIDENTIALITY AGREEMENT” shall mean that certain Confidentiality Agreement, dated April 21, 2014, between OGS and HCBF.

“CONSENT” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“CONTRACT” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“DEFAULT” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DEPOSIT ACCOUNTS” means the deposit accounts held at OGS or the Bank, the balances which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

“DEPOSITS” means all deposits (as defined in 12 U.S.C. § 1813(I)) held by OGS or the Bank, as of the Effective Time.

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, whether currently in existence or hereafter enacted or promulgated, any of which govern (purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water, discharges of pollutants, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, and changes or ordinances, or judicial or administrative interpretations thereof.

“EQUITY RIGHTS” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

59

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA AFFILIATE” shall mean any Person, corporation, trade or business controlled by, controlling or under common control with OGS (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“EXHIBITS” 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement, consistently applied during the periods involved.

“HARBOR” shall mean Harbor Community Bank, a Florida state-chartered commercial bank and an HCBF Subsidiary.

“HARBOR Capital Stock” shall mean, collectively, the Harbor Community Bank Common Stock and any other class or series of capital stock of Harbor Community Bank.

“HAZARDOUS MATERIAL” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, or similar or related items, that have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws. The term “HAZARDOUS MATERIAL” shall specifically include (but is not limited to) asbestos or lead-based paint requiring abatement, removal, or encapsulation, or are otherwise regulated, pursuant to the requirements of governmental agencies or authorities.

“HCBF” shall mean HCBF Holding Company, Inc., a Florida corporation.

“HCBF CAPITAL STOCK” shall mean, collectively, the HCBF Common Stock and any other class or series of capital stock of HCBF.

“HCBF COMMON STOCK” shall mean the common stock of HCBF, $0.001 par value per share.

“HCBF DISCLOSURE MEMORANDUM” shall mean the written information entitled “HCBF Holding Company, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to OGS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section

60

shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“HCBF ENTITIES” shall mean, collectively, HCBF and all HCBF Subsidiaries.

“HCBF MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of HCBF and its Subsidiaries, taken as a whole, or (ii) the ability of HCBF to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement; provided that “HCBF MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) any contemplated or consummated additional acquisitions (by merger or otherwise) by HCBF or Harbor, provided that HCBF can fulfill its obligations under this Agreement; (d) actions and omissions of HCBF (or any of its Subsidiaries) taken with the prior informed written Consent of OGS in contemplation of the transactions contemplated hereby, (e) the direct effects of compliance with this Agreement on the operating performance of HCBF, including expenses incurred by HCBF in consummating the transactions contemplated by this Agreement, and (f) actions and omissions of HCBF (or any of its Subsidiaries) taken with the prior informed written Consent of OGS in contemplation of the transactions contemplated hereby.

“HCBF SUBSIDIARIES” shall mean the Subsidiaries of HCBF and any corporation, bank, savings association, or other organization acquired as a Subsidiary of HCBF in the future and held as a Subsidiary by HCBF at the Effective Time.

“HSR ACT” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“INSURER” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower Default on any of the mortgage loans originated, purchased or serviced by any OGS Entity, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

“INTELLECTUAL PROPERTY” shall mean: (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all rights to all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and

61

instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, formulae, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business methods and business and marketing plans and proposals); (e) all computer software in source or object code (including data and related documentation); (f) all other proprietary rights relative to any of the foregoing; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (h) all licenses to any of the foregoing.

“KNOWLEDGE” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any executive vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“LAW” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“LIABILITY” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“LIEN” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than: (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure Deposits and other Liens incurred in the ordinary course of the banking business; (iii) Liens which do not Materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 10.1 of the OGS Disclosure Memorandum or the HCBF Disclosure Memorandum, as applicable.

“LITIGATION” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding, including without limitation, any actual, pending, or threatened condemnation, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

62

“LOAN INVESTOR” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by any OGS Entity or a security backed by or representing an interest in any such mortgage loan.

“MATERIAL” and “MATERIALLY” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“MATERIAL ADVERSE EFFECT” shall mean either an OGS Material Adverse Effect or an HCBF Material Adverse Effect, as applicable.

“MATERIALS OF ENVIRONMENTAL CONCERN” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“OGS” shall mean OGS Investments, Inc., a Florida corporation.

“OGS CAPITAL STOCK” shall mean, collectively, the OGS Common Stock and any other class or series of capital stock of OGS.

“OGS COMMON STOCK” shall mean the common stock of OGS, $0.01 par value per share.

“OGS DISCLOSURE MEMORANDUM” shall mean the written information entitled “OGS Investments, Inc. Corporation Disclosure Memorandum” delivered prior to the date of this Agreement to HCBF describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“OGS ENTITIES” shall mean, collectively, OGS and all OGS Subsidiaries.

“OGS FINANCIAL STATEMENTS” shall mean: (i) the consolidated statements of condition (including related notes and schedules, if any) of OGS as of December 31, 2014 and 2013, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2014, 2013 and 2012; and (ii) the consolidated statements of condition of OGS (including related notes and schedules, if any) and related statements of income, and changes in shareholders’ equity (including related notes and schedules, if any) that are delivered to HCBF with respect to periods ended subsequent to December 31, 2014.

“OGS MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on: (i) the financial position, business, or results of operations of OGS and its Subsidiaries, taken as a whole; or (ii) the ability of OGS to perform its

63

obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement; provided that “OGS MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of: (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities; (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies; (c) actions and omissions of OGS (or any of its Subsidiaries) taken with the prior informed written Consent of HCBF in contemplation of the transactions contemplated hereby; (d) the direct effects of compliance with this Agreement on the operating performance of OGS, including expenses incurred by OGS in consummating the transactions contemplated by this Agreement; and (e) actions and omissions of OGS (or the Bank) taken with the prior informed written Consent of HCBF in contemplation of the transactions contemplated hereby.

“OGS SUBSIDIARY” shall mean the Bank.

“OGS SUPERIOR PROPOSAL” shall mean any bona fide written Acquisition Proposal that the OGS Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the OGS shareholders from a financial point of view than the Holding Company Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Agreement proposed by HCBF in response to such proposal or otherwise.

“OGS TANGIBLE BOOK VALUE” shall mean the total consolidated shareholders’ equity of OGS, as that term is calculated in accordance with GAAP and in accordance with applicatory regulatory requirements as determined on the last day of the calendar month immediately preceding the Effective Time: (i) less goodwill, intangible assets, and deferred tax assets; (ii) minus any unrealized gains or plus any unrealized losses (as the case may be) in OGS’s securities portfolio due to mark-to-market adjustments; and (iii) subject to any Examination Adjustments pursuant to Section 7.16(d). The foregoing notwithstanding, all direct after-tax expenses related to the transaction contemplated by this Agreement incurred by OGS or the Bank prior to the Effective Time (including investment banking, legal and accounting fees) which have been accrued or paid as of the last day of the calendar month immediately preceding the Effective Time and which have been properly and accurately disclosed to HCBF pursuant to Section 7.22, shall be added back to OGS Tangible Book Value to determine the final dollar amount of the OGS Tangible Book Value. Notwithstanding the foregoing, certain charges to OGS’s capital that are mutually agreed upon in writing between HCBF and OGS will not reduce OGS’s Tangible Book Value.

“OPERATING PROPERTY” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

64

“ORDER” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“PARTICIPATION FACILITY” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“PARTY” shall mean both OGS and the Bank, collectively, or HCBF, and “PARTIES” shall mean OGS, the Bank, and HCBF.

“PER SHARE CONSIDERATION” shall mean the Total Consideration divided by the number of shares of OGS Common Stock issued and outstanding at the Effective Time. To the extent necessary, the amount of the Per Share Consideration shall be rounded to the nearest whole cent. Assuming 260,559 shares of OGS Common Stock issued and outstanding at the Effective Time and the Total Consideration equals $23,450,310, the Per Share Consideration will be equal to $90.00 per share.

“PERMIT” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“PERSON” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PROXY STATEMENT” shall mean the proxy statement used by OGS to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“REGULATORY AUTHORITIES” shall mean, collectively, the SEC, FINRA, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, the Florida Office of Financial Regulation and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“REPRESENTATIVE” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“Returns” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

65

“SEC” means the Securities and Exchange Commission.

“SHAREHOLDERS’ MEETING” shall mean the meeting of the shareholders of OGS to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

“SUBSIDIARIES” shall mean all those corporations, associations, or other business entities of which the entity in question either: (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“SURVIVING BANK” shall mean Harbor as the surviving bank resulting from the Bank Merger.

“SURVIVING CORPORATION” shall mean OGS as the surviving corporation resulting from the Holding Company Merger.

“TAX” or “TAXES” shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation: (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, business receipts, stamp, real estate, severance and withholding taxes, and any fee assessment or other charge in the nature or in lieu of any tax and including any transferee or secondary liability in respect of any tax (imposed by Law, agreement or otherwise); and (ii) interest, penalties and additions in connection therewith, in each case, for which OGS is or may be liable (including as a result of the application of Treas. Reg. Sections 1.1502-6).

“THIRD PARTY PUBLIC EVENT” shall be deemed to occur if, prior to the event giving rise to the right to terminate the Agreement, an Acquisition Proposal shall have been made known to OGS or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to OGS’s Board of Directors, an intention (whether or not conditional) to make an Acquisition Proposal.

“TOTAL CONSIDERATION” shall mean $23,450,310, subject to adjustment pursuant to Section 9.1(e).

“U.S. ANTI-MONEY LAUNDERING LAWS” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the Parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the Patriot Act), the Bank Secrecy

66

Act, 31 U.S.C. § 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. § 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957.

(b)          The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Allowance	Section 4.9
Bank Merger	Preamble
Bank Plan	Section 1.2
Benefit Plan	Section 4.18(a)
Burdensome Condition	Section 8.2(i)
Bust-up Fee	Section 9.2(b)
Certificates	Section 3.1(a)
Change in the OGS Recommendation	Section 7.7(c)
Claims Letters	Section 7.21
Closing	Section 1.3
CRA	Section 4.16(c)
Effective Time	Section 1.4
Environmental Survey	Section 7.15
Examination Adjustments	Section 7.16(d)
End Date	Section 9.1(e)
Existing D&O Policies	Section 7.13(c)
FDIC	Section 4.16(f)
Finance Laws	Section 4.16(e)
OGS Adverse Finding	Section 7.5(c)
OGS Benefit Plans	Section 4.18(a)
OGS Contracts	Section 4.19
OGS ERISA Plan	Section 4.18(a)
OGS Pension Plan	Section 4.18(a)
OGS Recommendation	Section 7.1(b)
HCBF Designee	Section 7.11(a)
HIPPA	Section4.18(l)
Holding Company Merger	Preamble
Indemnified Party	Section 7.13(a)
IRS	Section 4.18(a)
Leased Real Property	Section 4.10(f)
Material Defect	Section 7.15
Material Defect Notice	Section 7.15
Mergers	Preamble
Merger Sub	Preamble
Non-Competition Agreement	Section 7.20
Notices	Section 4.12(f)
Owned Real Property	Section 4.10(f)
Participants	Section 4.18(a)
PBGC	Section 4.18(a)

67

Property Examination	Section 7.15
Real Property	Section 4.10(f)
Record Date	Section 3.1(a)
Regulation O	Section 4.22
Takeover Laws	Section 4.30
Transmittal Date	Section 3.1(a)
Unlawful Gains	Section 4.14

(c)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

10.2       EXPENSES. Except as otherwise provided or in Section 10.14, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

10.3       BROKERS AND FINDERS. Except as disclosed in Section 10.3 of the OGS Disclosure Memorandum as to OGS and the Bank, and in Section 10.3 of the HCBF Disclosure Memorandum as to HCBF and Harbor, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by OGS, the Bank or by HCBF, each of OGS and HCBF, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

10.4       ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(d), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.13.

10.5       AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of OGS Common Stock, there shall be made no amendment that reduces or modifies in any Material respect the consideration to be received by holders of OGS Common Stock.

68

10.6       WAIVERS.

(a)          Prior to or at the Effective Time, HCBF, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by OGS, to waive or extend the time for the compliance or fulfillment by OGS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HCBF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HCBF.

(b)          Prior to or at the Effective Time, OGS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HCBF, to waive or extend the time for the compliance or fulfillment by HCBF of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of OGS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of OGS.

(c)          The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7       ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8       NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

OGS or the Bank:	OGS Investments, Inc. and/or Florida Citizens Bank 3919 West Newberry Road Gainesville, FL 32607 Attention: Carl F. Walls

69

Copy to OGS and Bank Counsel:	Igler & Pearlman, P.A. 2075 Centre Pointe Blvd, Suite 101 Tallahassee, FL 32308 Facsimile Number: (850) 878-1230 Attention: A. George Igler
HCBF:	HCBF Holding Company, Inc. 200 S. Indian River Drive, Suite 101 Fort Pierce, FL 34950 Facsimile Number: (772) 461-7310 Attention: Michael Brown, Sr.

Copy to HCBF Counsel:	Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500 West Palm Beach, Florida 33401 Facsimile Number: (561) 655-5677 Attention: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section 10.8. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

10.9        GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida, without regard to any applicable conflicts of Laws.

10.10      COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10.11      CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12      INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

70

10.13         ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, no party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof if it is entitled to receive the Bust-up Fee or other termination or similar fee pursuant to this Agreement.

10.14         ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, Default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use Taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use Taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

10.15         SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

10.16         NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except: (i) as set forth in Sections 7.12 and 7.13; (ii) if the Effective Time occurs, the right of the holders of OGS Capital Stock to receive the Per Share Consideration payable pursuant to this Agreement; and (iii) as otherwise expressly contemplated by this Agreement.

10.17         JURISDICTION AND VENUE. The Parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Orange County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Orange County or the United States District Court, Middle District of Florida. Each Party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper

71

may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

10.18         JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

[Signature Page Follows]

72

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HCBF HOLDING COMPANY, INC.

By:	/s/ Michael Brown, Sr.
Name:	Michael Brown, Sr.
Title:	Chairman and Chief Executive Officer

OGS INVESTMENTS, INC.

By:	/s/ Michael E. Warren
Name:	Michael E. Warren
Title:	Chairman of the Board

FLORIDA CITIZENS BANK

By:	/s/ Carl F. Walls
Name:	Carl F. Walls
Title:	President

Signature Page to

Agreement and Plan of Merger

LIST OF EXHIBITS

Exhibit Number	Description

1.	Bank Plan of Merger (Section 1.2).

2.	Form of Shareholder Voting Agreement (Sections 7.14 and 8.2(d)).

3.	Form of Non-Competition Agreement (Sections 7.20 and 8.2(e)).

4.	Form of Claims Letter (Sections 7.21 and 8.2(f)).

Exhibit 1

PLAN OF MERGER

AND MERGER AGREEMENT

Pursuant to the provisions of Section 658.42 of the Florida Statutes, the undersigned banks do hereby adopt and enter into this Plan of Merger and Merger Agreement (this “Agreement”) for the purpose of merging (the “Merger”) Florida Citizens Bank, a Florida state-chartered commercial bank (the “Bank”), with and into Harbor Community Bank, a Florida state-chartered commercial bank (“Harbor”):

(a)	The name of each constituent bank and the specific location of its main office are as follows:

1.	Harbor Community Bank

15588 SW Warfield Blvd.

Indiantown, FL 34950

The specific location of each of its branch offices is set forth on Schedule 1 attached hereto.

2.	Florida Citizens Bank

3919 West Newberry Road

Gainesville, FL 32607

The specific location of each of its branch offices is set forth on Schedule 2 attached hereto.

(b)	With respect to the resulting state bank:

1.	The name and the specific location of the proposed main office are:

Harbor Community Bank

15588 SW Warfield Blvd.

Indiantown, FL 34950

The name of each of its branch offices will be Harbor Community Bank. The specific location of each of its existing and proposed branch offices is set forth on Schedule 3 attached hereto.

2.	The name and address of each director who is to serve until the next meeting of the shareholders at which directors are elected are set forth on Schedule 4 attached hereto.

3.	The name and address of each executive officer are set forth on Schedule 5 attached hereto.

1-1

4.	The resulting bank will have a single class of common stock, par value $1.00 per share (“Resulting Bank Common Stock”), consisting of 10,000,000 authorized shares, of which ____ will be outstanding. The amount of the surplus fund will be $________ and the amount of retained earnings will be $________.

5.	The complete articles of incorporation under which the resulting bank will operate are attached hereto as Schedule 6.

(c)	The terms for the exchange of shares of the constituent banks are as follows:

1.	At the Effective Time (as defined below), each issued and outstanding share of the common stock of the Bank, par value $5.00 per share, shall, by virtue of the Merger and without any action by the holder thereof, be extinguished. At the Effective Time, each of the _____ issued and outstanding shares of the common stock of Harbor, par value $1.00 per share, shall continue to be outstanding and held by HCBF Holding Company, Inc., a Florida corporation, and shall constitute all of the issued and outstanding Resulting Bank Common Stock.

2.	The “Effective Time” shall mean 11:59 p.m. on the date requested by Harbor, as soon as practicable after the delivery of this Agreement and certified resolutions to the Florida Office of Financial Regulation (the “Office”).

(d)	This Agreement is subject to approval by the Office and by the shareholders of the Bank and Harbor.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the ___ day of ___________________.

Harbor COMMUNITY BANK

By:
Name:	Michael Brown, Sr.
Title:	Chairman

FLORIDA CITIZENS BANK

By:
Name:	Carl F. Walls
Title:	President

1-2

Exhibit 2

SHAREHOLDER VOTING AGREEMENT

THIS SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 14, 2015, by and between the undersigned (the “Shareholder”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”).

RECITALS

The Shareholder is a current member of the Board of Directors of either OGS Investments, Inc., a Florida corporation (“OGS”), or Florida Citizens Bank, a Florida state-chartered commercial bank (the “Bank”), and is the beneficial owner of the number of shares of OGS Common Stock set forth on the signature page hereto (collectively, the “Shares”). The Shareholder has agreed to enter into this Agreement with HCBF to induce HCBF to enter into the Agreement and Plan of Merger, dated July 14, 2015 (the “Merger Agreement”) with OGS and the Bank. Under the terms of the Merger Agreement, OGS will be acquired by HCBF pursuant to the merger of: (i) Merger Sub with and into OGS (the “Holding Company Merger”); and (ii) the Bank with and into a Florida state-chartered bank subsidiary of HCBF, Harbor Community Bank (the “Bank Merger”) (collectively, the “Mergers”). All outstanding shares of OGS Capital Stock will be converted into and exchanged for cash.

The Shareholder has an economic interest in OGS and will derive benefits from the closing of the transactions contemplated by the Merger Agreement. The Shareholder desires to enter into this Agreement with HCBF for the consideration set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.            Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

2.            Voting.

(a)          The Shareholder shall, at any Shareholder Meeting, however called, or in connection with any written consent of the shareholders of OGS, vote (or cause to be voted) all Shares then held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the sole right to vote or direct the voting of such Shares) and use his or her reasonable best efforts to vote (or cause to be voted) all Shares then held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the shared right to vote or direct the voting of such Shares) (i) in favor of the Mergers and (ii) against any Acquisition Proposal for which HCBF or its Affiliates is not the acquiring entity (a “Competing Transaction”) and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of OGS or the Bank under the Merger Agreement or which would result in any of the conditions set forth in ARTICLE 8 (Conditions Precedent to Obligations to Consummate) of the Merger Agreement not being fulfilled.

2-1

(b)          The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder shall not: (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares held of record or beneficially owned by the Shareholder (to the extent the Shareholder has the right to dispose of or direct the disposition of such Shares) or any interest therein without the prior written consent of HCBF, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that HCBF may decline to consent to any such transfer if the Person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement but will consent to any such transfer if the Person acquiring such Shares agrees to take such Shares subject to the terms of this Agreement); (ii) enter into any option or other contract with respect to any transfer of any or all of such Shares or any interest therein except as permitted in clause (i) of this Subsection; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares except to vote the Shares in accordance with the terms of this Agreement; (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; or (v) take any other action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any Material respect or in any way restrict, limit or interfere in any Material respect with the performance of the Shareholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

(c)          Shareholder hereby agrees that the Shareholder: (i) shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of OGS or any OGS subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than HCBF or any Affiliate or associate of HCBF) concerning any Competing Transaction; (ii) upon execution of this Agreement, will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Competing Transaction; and (iii) will immediately communicate to HCBF the terms of any Competing Transaction (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Competing Transaction or inquiry which the Shareholder may receive.

(d)          Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and Material with respect to all filings made by such party with any governmental authority in connection with this Agreement and the transactions contemplated by this Agreement and the Merger Agreement.

(e)          To the fullest extent permitted by applicable Law, the Shareholder hereby waives any rights of appraisal or rights to dissent from the Mergers that the Shareholder may have.

2-2

3.            Representations and Warranties of the Shareholder. The Director/Shareholder hereby represents and warrants to HCBF as follows:

(a)          The Shareholder is the record and beneficial owner of the Shares. Such Shares constitute all of the shares owned of record and beneficially owned by the Shareholder on the date of this Agreement. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)          The Shareholder has the power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated thereby.

(c)           (1) No filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary for the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby and the compliance by the Shareholder with the provisions hereof; and (2) none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of the Shareholder to perform the Shareholder’s obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to the Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license or other contract of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets may be bound or (C) violate any order or Law applicable to the Shareholder or any of the Shareholder’s properties or assets.

(d)          Except as permitted by this Agreement or as set forth on Exhibit A to this Agreement, the Shares beneficially owned by the Shareholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever,

2-3

except for any such Liens or proxies arising hereunder and except for Liens created prior to the date hereof with respect to which the obligations secured thereby are not currently in default.

4.          Stop Transfer. The Shareholder shall request that OGS not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by the Shareholder, unless such transfer is made in compliance with this Agreement.

5.          Termination. This Agreement shall terminate, and neither the Shareholder nor HCBF shall have any further rights or obligations hereunder, upon the earliest of: (a) the Effective Time; or (b) the termination of the Merger Agreement. The representations and warranties of the Shareholder shall not survive the termination of this Agreement.

6.          Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

7.          Entire Agreement. This Agreement and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.

8.          Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

9.          Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, personal representatives, estates, other legal representatives, heirs and permitted assigns, whether so expressed or not.

10.         Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

2-4

If to Shareholder:	With a copy to:
[_______________________]	[_______________________]
[_______________________]	[_______________________]
[_______________________]	[_______________________]
Facsimile Number:
[___________________]	Attn: [________________]

If to HCBF:	With a copy to:

HCBF Holding Company, Inc.	Gunster, Yoakley & Stewart, P.A.
200 S. Indian River Drive, Suite 101	777 South Flagler Drive, Suite 500
Fort Pierce, FL 34950	West Palm Beach, Florida 33401
Facsimile Number: (772) 461-7310	Facsimile Number: (561) 655-5677
Attn: Michael Brown, Sr.	Attn: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered: (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

11.         Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.

12.         Waivers. Any waiver by HCBF of any breach of any provision of this Agreement (which waiver shall only be effective if made by a written instrument, signed by HCBF, making specific reference to this Agreement and the breach being expressly waived by HCBF) shall not be construed as a waiver of any continuing or succeeding breach of such provision by the Shareholder, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

13.         Third Parties. Unless expressly stated herein to the contrary, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies hereunder or by reason of this Agreement on any Persons other than the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that any subsidiary or other affiliate of HCBF may enforce the terms and provisions of this Agreement for the benefit

2-5

of HCBF or its subsidiaries or affiliates. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

14.         Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Orange County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Orange County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

15.         Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, and all other cost and expenses billed by the attorney to the prevailing party.

16.         Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No singular or partial exercise by any party of any right, power or remedy herein shall preclude any other or further exercise thereof.

17.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

18.         Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without giving effect to principles of conflict of laws.

19.         Independence of Claims. The covenants and obligations of the Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Shareholder, on the one hand, and HCBF or any of its subsidiaries, on the other.

2-6

20.         Acquisition Proposal. Notwithstanding the provisions of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with a Change in the OGS Recommendation pursuant to Section 7.7(d) of the Merger Agreement, provided that OGS has complied with the terms and conditions of Section 7.7 of the Merger Agreement.

21.         JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Name:

No. of Shares of OGS Common Stock:

HCBF HOLDING COMPANY, INC.

By:
Name:	Michael Brown, Sr.
Title:	Chairman and Chief Executive Officer

2-7

Exhibit 3

NON-COMPETITION AND NON- SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of July 14, 2015, by and between the undersigned director (“Director”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”).

RECITALS

The Director is a current member of the Board of Directors of either OGS Investments, Inc., a Florida corporation (“OGS”) or Florida Citizens Bank, a Florida state-chartered commercial bank (the “Bank”). The Director has agreed to enter into this Agreement with HCBF to induce HCBF to enter into Agreement and Plan of Merger, dated July __, 2015 (the “Merger Agreement”) with OGS and the Bank. Under the terms of the Merger Agreement, OGS will be acquired by HCBF pursuant to the merger of (i) OGS with a wholly owned subsidiary of HCBF and subsequent liquidation of the surviving entity (the “Holding Company Merger”) and (ii) the Bank with and into Harbor Community Bank, a Florida state-chartered bank subsidiary of HCBF (the “Bank Merger”) (collectively, the “Mergers”). All outstanding OGS Common Stock will be converted into and exchanged for cash; and

The Director has an economic interest in OGS and will derive benefits from the closing of the transactions contemplated by the Merger Agreement. The Director desires to enter into an agreement of non-competition with HCBF for the consideration set forth in the Merger Agreement.

NOW THEREFORE, for and in consideration of the consideration described in the Merger Agreement and the mutual covenants and agreements hereinafter set forth which are deemed to be made for the purpose of inducing HCBF to enter into the transaction contemplated by the Merger Agreement, the parties agree as follows:

1.            Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement

2.            Acknowledgments of Director. The Director acknowledges, understands and agrees that:

(a)          the Director has the full power and capacity to execute and deliver this Agreement and to make the acknowledgments, agreements, representations and warranties herein and to perform the Director’s obligations hereunder;

(b)          the agreements and covenants the Director is providing in this Agreement are reasonable and necessary to HCBF’s protection of its legitimate interests in the transactions contemplated by the Merger Agreement;

(c)          the Director may possess certain knowledge of the business operations of OGS and such knowledge may be required to ensure the effective and successful conduct of the business of HCBF and its subsidiaries, the Director may have access to trade secrets and confidential business methods, plans and practices considered confidential by OGS, this information may have commercial value in the business in which HCBF and its subsidiaries will

3-1

be engaged after the consummation of the transaction contemplated by the Merger Agreement, HCBF will be irreparably damaged and its investment in the transaction contemplated by the Merger Agreement Materially impaired if the Director were to enter into an activity competing or interfering with the business of HCBF and its subsidiaries in violation of the terms of this Agreement or if the Director were to disclose or make unauthorized use of any confidential information concerning the business of OGS, except as provided in Section 4; and

(d)          the scope and length of the term of this Agreement and the geographical restrictions contained herein are fair and reasonable and not the result of overreaching, duress or coercion of any kind and the Director’s full, uninhibited and faithful observance of each of the agreements and covenants contained in this Agreement will not cause the Director any undue hardship, financial or otherwise, and enforcement of each of the covenants contained in this Agreement will not impair the Director’s ability, if the Director so desires, to obtain employment commensurate with the Director’s abilities and on terms fully acceptable to the Director or otherwise obtain income required for the comfortable support of the Director and the Director’s family and the satisfaction of the needs of the Director’s creditors.

3.            Non-Competition

(a)          Director shall not, after the Effective Time of the Holding Company Merger or at any time during the one-year period thereafter (the “Restricted Period”), directly or indirectly, personally or as an owner, officer, director, partner, employee, member, agent, consultant, representative, independent contractor, or in any other capacity whatsoever of any corporation or other entity, own, manage, operate, or control, in any way any business competing with any of the HCBF Entities in the Restricted Territory.

(b)          For purposes of this Agreement, “Restricted Territory” shall mean the territory which consists of the total of Alachua and Marion Counties in Florida.

(c)          For purposes of this Agreement, “compete” or “competing” shall mean any situation where the Director: (w) enters into, engages in, becomes an employee of or acquires an ownership of more than five percent (5%) of any business that competes with any of the HCBF Entities’ businesses in the Restricted Territory; (x) directly or indirectly solicits, diverts, entices, or accepts any customers, clients, business patronage or orders from any customers or clients of any of the OGS Entities’ businesses on behalf of any person (including Director) or entity that competes with any of the HCBF Entities’ businesses; (y) directly or indirectly solicits, diverts, entices, or takes away any potential customer identified, selected or targeted by any HCBF Entity with whom the Director has had contact, involvement or responsibility during Director’s employment or affiliation with any OGS Entity, or attempts to do so, for the sale of any product or service that is the same as, similar to, or a substitute for, any product or service offered by any of the HCBF Entities’ businesses; and/or (z) promotes or assists, financially or otherwise, any person or entity, engaged in any business that is the same as, similar to, or a substitute for, any product or service offered any of the HCBF Entities’ businesses. The foregoing provisions of this Section 3(c) shall not be deemed to be violated by the mere making of any general, non-targeted solicitation in media of general circulation (e.g., newspapers, magazines, and internet websites).

3-2

(d)          Notwithstanding any other provision, this Agreement shall not preclude or prohibit the Director from providing professional non-banking services to any business competing with any of the HCBF Entities in the Restricted Territory provided that such services are in accordance with the services regularly provided by the Director to other businesses including, but not limited to, the provision of legal services.

4.          Non-Interference. The Director covenants and agrees that the Director will not, for a period of one (1) year after the effective time of the Holding Company Merger, (i) interfere with HCBF’s business by soliciting, inducing, attempting to solicit or induce, by combining or conspiring with, or attempting to do so, or in any other manner, to influence in the first instance any associates, officers, directors, agents, consultants, or representatives (collectively, the “Business Affiliates”) of HCBF or any of its subsidiaries to terminate the Business Affiliate’s position as an employee, officer, director, agent, consultant, or representative of HCBF or any of its subsidiaries as such in order to become an employee, officer, director, agent, consultant, or representative, to or for any company with which the Director is associated in any way or to compete with HCBF or any of its subsidiaries, (ii) induce or attempt to induce any third party to terminate or Materially and adversely modify its relationship with HCBF or any of its subsidiaries after the date hereof, or (iii) in any other manner interfere with, disturb, disrupt, decrease, or otherwise jeopardize HCBF’s business relationships. The foregoing provisions of this Section 4 shall not be deemed to be violated by the mere making of any general, non-targeted solicitation in media of general circulation (e.g., newspapers, magazines, and internet websites).

5.          Confidentiality. The Director covenants and agrees that the Director will not, for a period of one (1) year after the effective time of the Holding Company Merger, disclose any information concerning OGS’s or HCBF’s methods of operation, advertising, publicity, training, business, prospects, clients or contacts, or any other information relating or useful to OGS’s or HCBF’s business; provided, however, that such information may be disclosed (i) to third parties if such information was then generally known to the public; (ii) to third parties if such information became known to the public through no fault of the Director or any of the Director’s agents or representatives; or (iii) as required by law.

6.          Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage, and/or to a decree for specific performance of the provisions of this Agreement.

7.          Entire Agreement. This Agreement, the Merger Agreement, and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.

8.          Survival. All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement shall survive

3-3

the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Merger Agreement.

9.          Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

10.         Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, personal representatives, estates, other legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

11.         Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Director:	[_______________________]
[_______________________]
[_______________________]

With a copy to:	[_______________________]

[_______________________]
[_______________________]
Facsimile Number: [__________________]
Attn: [_______________________]

If to HCBF:	HCBF Holding Company, Inc.
200 S. Indian River Drive, Suite 101
Fort Pierce, Florida 34950
Facsimile Number: (772) 461-7310
Attn: Michael Brown, Sr.

With a copy to:	Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500
West Palm Beach, Florida 33401
Facsimile Number: (561) 655-5677
Attn: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

12.         Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or

3-4

regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.

13.         Waivers. The failure or delay of HCBF at any time to require performance or observance by the Director of any provision of this Agreement, even if known, shall not affect the right of HCBF to require performance or observance of that provision or to exercise any right, power or remedy hereunder. Any waiver by HCBF of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision by the Director, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

14.         Third Parties. Unless expressly stated herein to the contrary, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies hereunder or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that any subsidiary or other affiliate of HCBF may enforce the terms and provisions of this Agreement for the benefit of HCBF or its subsidiaries or affiliates. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

15.         Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Orange County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Orange County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

16.         Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, taxes, costs and expenses incident to

3-5

arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, and all other cost and expenses billed by the attorney to the prevailing party.

17.         Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No singular or partial exercise by any party of any right, power or remedy herein shall preclude any other or further exercise thereof.

18.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

19.         Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

20.         Independence of Claims. The covenants and obligations of the Director set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Director, on the one hand, and HCBF or any of its subsidiaries, on the other. The existence of any claim or cause of action by Director against HCBF or any of its subsidiaries shall not constitute a defense to the enforcement of the covenants and obligations of the Director under this Agreement against the Director.

21.         JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH

3-6

RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Director Name:

HCBF HOLDING COMPANY, INC.

By:
Name:
Title:

3-7

Exhibit 4

CLAIMS LETTER

July 14, 2015

HCBF Holding Company, Inc.

200 S. Indian River Drive, Suite 101

Fort Pierce, FL 34950

Attention: Michael Brown, Sr.

Re:	OGS Investments, Inc.

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of July 14, 2015 (the “Merger Agreement”), by and among OGS Investments, Inc. (“OGS”), Florida Citizens Bank (the “Bank”), and HCBF Holding Company, Inc. (“HCBF”). Capitalized terms not defined herein shall have the meanings ascribed in the Merger Agreement.

Concerning claims which the undersigned may have against OGS or the Bank in my capacity as an officer, director, employee, partner or Affiliate of OGS or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, I hereby affirm the following in each and every such capacity of the undersigned:

1.          Claims. The undersigned does not have, and is not aware of, any claims the undersigned might have against any OGS Entity, except for: (i) compensation for services rendered that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance and employment which have been disclosed in writing to HCBF on or prior to the date of the Merger Agreement; (ii) contract rights, under loan commitments and agreements between the undersigned and a OGS Entity, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; and (iii) certificates of deposits, consistent with and subject to the terms and conditions of the Merger Agreement.

2.          Releases. The undersigned hereby releases and forever discharges HCBF, OGS, and their respective directors, officers, associates, agents, attorneys, representatives, subsidiaries, partners, affiliates, controlling persons and insurers, and their respective successors and assigns, and each of them, (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for: (i)

4-1

compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance and employment which have been disclosed in writing to HCBF on or prior to the date of the Merger Agreement; (ii) contract rights, under loan commitments and agreements between the undersigned and a OGS Entity, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit, consistent with and subject to the terms and conditions of the Merger Agreement (individually a “Claim,” and collectively, the “Claims”); and (iv) consideration and benefits to be received by the undersigned pursuant to the terms of the Merger Agreement and any obligations to be performed by and OGS Entity or HCBF pursuant to the Merger Agreement. The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3.            Indemnity. The undersigned shall indemnify and hold harmless, to the fullest extent permitted by law, the Releasees from and against any and all Claims which are released hereby and all claims, damages, losses, liabilities, actions and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising from, out of, or in connection with the breach, performance or nonperformance of any representation or obligation of the undersigned hereunder or any action or proceeding in respect thereof.

4.            Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

5.            Miscellaneous

(a)          This Claims Letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

(b)          This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)          This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releases and their respective heirs, legal representatives, successors and assigns.

(d)          This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Releasees, it being the express understanding of the undersigned and the Releases that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

4-2

(e)          The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(f)          This Claims Letter is effective when signed by the undersigned and delivered to HCBF and acknowledged by HCBF, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

(g)          If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Claims Letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Claims Letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h)          IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(i)          The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Claims Letter occurred or shall occur in Orange County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Claims Letter shall be brought in the courts of record of the State of Florida in Orange County or the United States District Court, Middle District of Florida. Each party

4-3

consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Claims Letter, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

Sincerely,

Print Name:

On behalf of HCBF Holding Company, Inc., I hereby acknowledge receipt of this Claims Letter as of this ___ day of ____________________________.

HCBF HOLDING COMPANY, INC.

By:
Name:
Title:

4-4